Exhibit 10.1

Execution Version

EXCLUSIVE RIGHTS PURCHASE AGREEMENT

amongst

BLADE URBAN AIR MOBILITY, INC.

and

BLADE URBAN AIR MOBILITY (CANADA), INC.

and

HELIJET INTERNATIONAL, INC.

and

PACIFIC HELIPORT SERVICES LTD.

Dated November 30, 2021

Table of Contents

ARTICLE 1 DEFINITIONS		1

1.1	Definitions	1
1.2	Certain Rules of Interpretation	10
1.3	Schedules and Exhibits	11

ARTICLE 2 TERM		12

2.1	Term	12

ARTICLE 3 COLLABORATION		12

3.1	Collaboration	12
3.2	Reporting	16

ARTICLE 4 CONSIDERATION		16

4.1	Total Consideration	16
4.2	Allocation of the Total Consideration	17
4.3	Transfer Taxes	17

ARTICLE 5 PHS SHARE OPTION; RIGHT OF FIRST REFUSAL		17

5.1	Option to Purchase 49% Interest in PHS	17
5.2	Right of First Offer	19

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE HELIJET PARTIES		19

6.1	Representations and Warranties of the Helijet Parties	19

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE BLADE PARTIES		23

7.1	Representations and Warranties of the Blade Parties	23

ARTICLE 8 COVENANTS OF THE PARTIES		24

8.1	Operation of Helijet’s Business	24
8.2	Operation of Blade’s Business	28
8.3	Joint Covenants	28
8.4	Acknowledgement of Brand Ownership	29
8.5	Collaboration Intellectual Property	30
8.6	IT Systems	30
8.7	Equipment Sharing	31
8.8	Additional Security Requirements	31
8.9	No Change of Control	32
8.10	No Assignment	32

8.11	No Liquidation, Wind up or Dissolution	32
8.12	Foreign Corrupt Practices	32

ARTICLE 9 NON-COMPETITION AND NON-SOLICITATION		33

9.1	Restrictive Covenants of the Helijet Parties	33
9.2	Restrictive Covenants of the Blade Parties	34
9.3	Exception and Remedies	35

ARTICLE 10 INDEMNIFICATION		36

10.1	Indemnification by Blade	36
10.2	Indemnification by Helijet	36
10.3	Limitations	37
10.4	Indemnification Procedure.	38
10.5	Third Party Claims.	39
10.6	Payment.	40
10.7	Sole Remedy	40

ARTICLE 11 TERMINATION		41

11.1	Termination for Cause	41
11.2	Termination for an Event of Force Majeure	43
11.3	Termination by Mutual Agreement and/or Expiration Due to Non-Renewal	44
11.4	Remedies	45
11.5	Intellectual Property	45
11.6	Survival	45

ARTICLE 12 DISPUTE RESOLUTION		46

12.1	Negotiation and Resolution	46
12.2	Arbitration	46
12.3	Applicability	47

ARTICLE 13 Miscellaneous Provisions		47

13.1	No Assumption of Liability	47
13.2	Representatives	47
13.3	Publicity	47
13.4	Entire Agreement	48
13.5	Notices	48
13.6	Governing Law	49
13.7	Events of Force Majeure	50

- ii -

13.8	Independent Counsel for Helijet and PHS	50
13.9	Fees and Expenses	50
13.10	Partnership	50
13.11	Third Parties	50
13.12	Severability	51
13.13	Amendment	51
13.14	Waiver of Rights	51
13.15	Counterparts	51
13.16	Further Assurances	52
13.17	Time is of the Essence	52
13.18	Successors and Assigns	52

SCHEDULES

Schedule 1.1(1)	Excluded Services
Schedule 1.1(2)	Heliport Leases
Schedule 6.1(a)	Shareholders and Share Capital of Helijet
Schedule 6.1(b)	Shareholders and Share Capital of PHS
Schedule 6.1(l)	Current or Pending Negotiations of Heliport Leases
Schedule 6.1(u)	Scheduled Helicopter P&L Analysis

EXHIBITS

Exhibit A	Assignment and Bill of Sale
Exhibit B	Aircraft Operator Agreement
Exhibit C	Escrow Agreement
Exhibit D	Confidentiality Agreement
Exhibit E	Transition Plan
Exhibit F	Sitnam Employment Side Letter

- iii -

EXCLUSIVE RIGHTS PURCHASE AGREEMENT

This Exclusive Rights Purchase Agreement (this “Agreement”) is entered into as of November 30, 2021 (the “Effective Date”), by and amongst Blade Urban Air Mobility, Inc. (“Blade”) Blade Urban Air Mobility (Canada), INC. (“Blade Sub”), Helijet International, Inc. (“Helijet”) and Pacific Heliport Services Ltd. (“PHS”) (each a “Party” and together, the “Parties”).

Recitals

A.        Helijet, a Canadian company, operates an air carrier in Canada with scheduled and non-scheduled service using its Aircraft for commercial revenue, and through its wholly-owned subsidiary, PHS, leases the Controlled Heliports.

B.            Blade, a Delaware company, operates as an air charter broker and not a direct air carrier or foreign air carrier, as those terms are defined in 14 C.F.R. §295.5 of the United States Department of Transportation Regulations and is engaged in the business of providing a proprietary online platform for passenger flight booking, marketing and arranging flights operated by licensed air carriers, and has created Blade Sub, a wholly-owned subsidiary, to conduct its business in British Columbia, subject to obtaining the requisite licenses and permits needed including to market and sell flights.

C.            Helijet and Blade have complementary capabilities in the air transportation market and it is to their mutual benefit to collaborate for the purpose of (a) growing and marketing the Exclusive Air Transportation Services and Routes operated by Helijet, (b) developing expanded services and pursuing route expansion; and (c) pursuing medical mobility expansion, upon the terms and conditions set out in this Agreement.

D.            Concurrent with the execution of this this Agreement, each Party shall enter into and deliver to other Parties the Ancillary Agreements to which they are a party.

NOW, THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

Capitalized terms not otherwise defined herein have the meaning set out in ARTICLE 1.

“Acceptance Period” has the meaning set out in Section 5.2(b)(v).

“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the accounting principles, methodologies, procedures and policies historically and consistently followed by Helijet in the preparation of the Helijet’s financial statements in respect of Helijet’s Business.

“Action” means any action, complaint, petition, suit, claim, citation, notice of violation, arbitration or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Affected Party” has the meaning set out in Section 11.2.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of the foregoing, a Person shall be deemed to “control” a specified Person if such Person possesses, directly or indirectly, the power to direct the management and policies of such specified Person, whether through the ownership of voting securities, Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Claims” shall have the meaning set out in Section 10.6(a).

“Aircraft” means any aircraft operated by Helijet in connection with Helijet’s Business, whether owned or leased, and includes such Aircraft’s engines, and all appurtenances, appliances, parts, avionics, instruments, components, accessions, furnishings, auxiliary power units, gearboxes, engine covers, tool kits, and other equipment of whatever nature incorporated in or attached and all aircraft documents and records.

“Aircraft Legal Liability” has the meaning set out in Section 8.1(d)(i).

“Aircraft Operator Agreement” means that certain aircraft operator agreement entered into between Helijet, PHS, Blade Sub and Blade, dated as of the Effective Date, attached hereto as Exhibit B.

“Air Transportation Exclusivity Rights” means the non-revocable right to become the exclusive air charter broker and/or reseller of all Exclusive Air Transportation Services in the Restricted Territory operated, provided, marketed, sold or offered by Helijet during the Term, pursuant to the terms and conditions of this Agreement and the Aircraft Operator Agreement.

“Ancillary Agreements” means the Aircraft Operator Agreement, Escrow Agreement, Assignment and Bill of Sale, Confidentiality Agreement, and Sitnam Employment Side Letter.

“Applicable Laws” means any and all applicable (i) laws, statutes, rules regulations, by-laws, codes, treaties, constitutions and ordinances; (ii) Orders and directives of any Governmental Entity; and (iii) policies, guidelines, standards, requirements, notices, protocols and official directives of any Governmental Entity, including the principles of common law and equity.

“Assignment and Bill of Sale” means the assignment and bill of sale entered into between Helijet, PHS, Blade Sub and Blade, dated as of the Effective Date, attached hereto as Exhibit A.

“Aviation General Liability” has the meaning set out in Section 8.1(d)(ii).

“Blade’s Business” means the business operated by Blade and its Affiliates and includes, without limitation, the provision of a proprietary online platform for passenger flight bookings and sales and the marketing and arranging of flights operated by licensed air carriers.

“Blade Flights” has the meaning set out in the Aircraft Operator Agreement, and, notwithstanding anything to the contrary, will be considered Exclusive Air Transportation Services.

“Blade Heliport Lounges” means any passenger lounges and terminals constructed in accordance with Section 3.1(d)(ii) or Section 3.1(d)(iii).

“Blade Indemnitees” has the meaning set out in Section 10.2.

“Blade Parties” means Blade and Blade Sub.

“Blade Parties Fundamental Representations” means Section 7.1(a), Section 7.1(b) and Section 7.1(c).

“Business Day” manes any day except Saturday, Sunday, any statutory holiday in the Province of British Columbia or any other day on which the principal-chartered banks in the City of Vancouver are closed for business.

“CASL” means Canada’s anti-spam law, which is defined as “An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, SC 2010, c 23”, and its regulations, as may be amended from time to time.

“CFPO” has the meaning given to it Section 8.12(a).

“Change of Control” means, (i) in relation to a Person that is a corporation, a change in the ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person and which are sufficient, if exercised, to elect a majority of its board of directors; or, (ii) in relation to any other Person that is not a natural person, a change in the ownership, directly or indirectly, of voting securities or other interests in such Person entitling the holder to exercise control and direction in fact over the activities of such Person; provided however, that for purposes of this Agreement, a “Permitted Transfer” is not a Change of Control

“Claim Certificate” has the meaning set out in Section 10.4(c).

“Collaboration” means the rights and obligations set out in this Agreement and the Ancillary Agreements, including those rights and obligations set out in Sections 3.1(a) to Section 3.1(o) inclusive.

“Collateral Source” has the meaning set out in Section 10.3(d).

“Competitive Business” means any Person (other than Blade and Helijet and their respective Affiliates) that is in the business of selling, providing, marketing, operating, or arranging Exclusive Air Transportation Services, which may be amended from time to time in a writing signed by the Parties.

“Confidential Information” has the meaning set out in the Confidentiality Agreement.

“Confidentiality Agreement” means the mutual confidentiality agreement between Helijet Parties and Blade Parties entered into on the Effective Date, in the form attached hereto as Exhibit D.

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person.

“Contract” means any note, bond, mortgage, indenture, guarantee, franchise, permit, agreement, understanding, arrangement, contract, commitment or other instrument or obligation (whether oral or written) and any amendments thereto.

“Controlled Heliports” means the Existing Controlled Heliports and the New Controlled Heliports.

“Controlled Heliport Lease Renewal” means the renewal of each of the Victoria Harbour Heliport Lease and the Nanaimo Harbour Heliport Lease that (i) contains substantially similar terms and conditions to the Victoria Harbour Heliport Lease and the Nanaimo Harbour Heliport Lease in existence at the Effective Date, as the case may be, and (ii) includes a minimum term of five (5) years or allows Helijet and/or PHS the sole discretionary right to further renew or extend the term to no less than five (5) years after the execution of such renewal.

“COVID-19” means the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and the coronavirus disease caused by it and any variants thereof, which was declared to be a pandemic by the World Health Organization on March 11, 2020.

“Dedicated Aircraft” has the meaning set out in the Aircraft Operator Agreement.

“Defaulting Party” has the meaning set out in Section 11.1(a).

“Effective Date” has the meaning set out in the preamble to this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, pre-emptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Equipment” has the meaning set out in Section 8.3.

“Escrow Agent” means Dentons Canada LLP.

“Escrow Agreement” means that certain escrow agreement entered into between the Parties and the Escrow Agent, dated as of the Effective Date, attached hereto as Exhibit C.

“Escrow Funds” has the meaning set out in Section 4.1(b).

“Event of Force Majeure” means any act of God, sabotage, war, invasion, insurrection, acts of terror, riot, fire, storm, flood, ice, earthquake, explosion, epidemic or pandemic (other than COVID-19), abnormally adverse weather conditions, any Order or change in Applicable Law, or any other cause or causes beyond the Affected Party’s reasonable control (including, without limitation, the unexpected breakdown of any Aircraft), provided that such conditions are not primarily a result of the Affected Party’s actions, omissions, negligence or willful misconduct.

“Excluded Services” means (i) any fully chartered air transportation services (including transportation by helicopter, airplane, seaplane, turbo prop, jet or other aircraft types) provided for the following purposes: (A) medical (emergency and non-emergency), (B) forestry, (C) wildfire, (D) police, or (E) other similar utility services, or (ii) services provided to those Persons or for those purposes set out in Schedule 1.1(1) or consented to in writing by Blade (such consent not to be unreasonably conditioned, withheld or delayed), provided that “Excluded Services” will not include Blade Flights or any air transportation and related services (including transportation by helicopter, airplane, seaplane, turbo prop, jet or other aircraft types) provided, marketed, sold or offered (A) on the Key Routes or (B) on a scheduled or by-the-seat basis.

“Exclusive Air Transportation Services” means by-the-seat, scheduled, shared/crowdsourced, or charter air transportation and related services provided, marketed, sold or offered to any Person (including transportation by helicopter, airplane, seaplane, turbo prop, jet or other aircraft), regardless of (i) whether such air transportation was purchased or reserved (A) prior to or after the Effective Date; (B) by a corporate entity, individual or other Person; or (C) by a travel agent or other Person acting on behalf of another Person; and (ii) the booking method by which such transportation was purchased or reserved (including, without limitation, Helijet’s current, previous or future booking portal, website, mobile application or other booking methods). Notwithstanding the foregoing, the definition of Exclusive Air Transportation Services specifically excludes the Excluded Services.

“Existing Controlled Heliports” means (i) the Vancouver Harbour Heliport, (ii) the Victoria Harbour Heliport and (iii) the Nanaimo Harbour Heliport.

“Existing Customers” means all Persons who used or purchased the Exclusive Air Transportation Services provided, marketed, sold or offered by Helijet prior to the Effective Date in any location.

“FCPA” has the meaning set out in Section 8.12(a).

“Governmental Entity” means any (i) federal, provincial, state, territorial, municipal, local or other government or governmental or public ministry, department, agency, tribunal, commission, board, bureau or instrumentality, domestic or foreign, including Transport Canada and the Canadian Transportation Agency; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Helijet’s Business” means the business operated by Helijet and includes, without limitation, PHS’ Business, Exclusive Air Transportation Services and the Excluded Services.

“Helijet Customer List” means the complete list and Personal Information for all Existing Customers, which shall include, to the fullest extent possessed or available to the Helijet Parties, each such Person’s full name, email address, physical address, billing and delivery information, historical sales, and flight history.

“Helijet Indemnitees” has the meaning set out in Section 10.1.

“Helijet Parties” means Helijet and PHS.

“Helijet Parties’ Fundamental Representations” means Section, 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e) and Section 6.1(f).

“Heliport Exclusivity Rights” means the exclusive and non-revocable right to maintain a branded passenger lounge/terminal at the Controlled Heliports during the Term, as further set forth in this Agreement and the Ancillary Agreements.

“Heliport Leases” means the leases described in Schedule 1.1(2) and any other leases entered into during the Term by any of the Helijet Parties of their Affiliates in relation to a Controlled Heliport, each as amended or renewed from time to time.

“Indemnified Party” has the meaning set out in Section 10.3(a).

“Indemnifying Party” has the meaning set out in Section 10.3(a).

“Initial Term” has the meaning set out in Section 2.1(a).

“Initiating Document” has the meaning set out in Section 2.1(a).

“Intellectual Property” means any and all of the following in any jurisdiction: (a) patents and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, revisions, continuations and continuations-in-part thereof; (b) trademarks, service marks, trade dress, corporate, trade, and business names and other indicia of origin, whether registered or unregistered, and all registrations and applications for the same and all associated goodwill; (c) all copyrights and works of authorship, including all registered copyrights, applications for copyrights, and unregistered copyrights,; (d) trade secrets; (e) internet domain names; (f) rights in Software; and (g) all other intellectual property or similar or equivalent proprietary rights throughout the world.

“IT Systems” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, owned, leased, or licensed by Helijet or PHS and used or held for use by the Helijet Parties in connection with, or otherwise necessary for, conducting the Helijet Business as currently conducted

“Key Routes” has the meaning set out in the Aircraft Operator Agreement.

“Liability” means, with respect to any Person, any liability or obligation (including, any guarantee) of such Person of any kind whatsoever, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Losses” shall mean and include all losses, costs, damages, taxes, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, and reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses.

“Nanaimo Harbour Heliport Lease” has the meaning set out in Schedule 1.1(2).

“New Controlled Heliport” means any heliport, vertiport or portion of any heliport or vertiport in relation to the Routes operated by Helijet or its Affiliates during the Term at which Helijet or any of its Affiliates has the right to prevent any Person from owning, constructing, or operating a passenger lounge or terminal at such location, provided that “New Controlled Heliport” shall not include any of the Existing Controlled Heliports.

“New Customers” means all Persons, including any Existing Customers, who use or purchase Exclusive Air Transportation Services operated by Helijet during the Term.

“New Customer List” means the complete list and Personal Information for all New Customers, which shall include, to the fullest extent possessed or available to the Helijet Parties, each such Person’s full name, email address, physical address, billing and delivery information, historical sales, and flight history.

“New Routes” means any routes other than the Routes.

“Non-Affected Party” has the meaning set out in Section 11.2.

“Non-Defaulting Party” has the meaning set out in Section 11.1(a)(iii).

“Offer” has the meaning set out in Section 5.2(a).

“Order” means any final and enforceable order, directive, judgment, decree, award or writ of any court or Governmental Entity.

“Parties” and “Party” have the meaning set out in the preamble to this Agreement.

“Permit” means any license, permit, approval, operating authority, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Entity, including, without limitation Air Carrier and Operator Certification and Air Operator Certificates.

“Person” includes any individual, corporation, unlimited liability company, limited liability corporation, partnership, limited liability partnership, society, sole proprietorship, firm, joint stock company, joint venture, trust, unincorporated association, unincorporated organization, syndicate, Governmental Entity and any other entity or organization of any nature whatsoever.

“Permitted Transfer” means:

(a)	A sale, transfer or other disposition of equity securities of Helijet by a shareholder of Helijet specified in Schedule 6.1(a) to any of the following:

(i)	An Affiliate of such shareholder.

(ii)	a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such shareholder.

(iii)	any trust, the trustees of which include only such shareholder or a Person specified in clause (a)(i) or (ii) of this definition the beneficiaries of which include only the Persons specified in clause (a)(i) or (ii) of this definition.

(iv)	any corporation, limited liability company or partnership or other entity, the stockholders, members or general or limited partners or other equity holders of which include only such shareholder and/or the Persons named in clause (a)(i) or (ii) of this definition.

(b)           A sale, transfer or other disposition of any equity securities of Helijet by a shareholder of Helijet specified in Schedule 6.1(a) other than Daniel Sitnam, to another shareholder specified in Schedule 6.1(a) (including Daniel Sitnam).

“Personal Information” means any information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual.

“PHS’ Business” means business operated by PHS and includes, without limitation, the leasing by PHS of the Controlled Heliports pursuant to the Heliport Leases.

“PHS Option Notice” has the meaning set out in Section 5.1(c).

“PHS Option Shares” has the meaning set out in Section 5.1(a).

“PHS Share Option” has the meaning set out in Section 5.1(c)

“PHS Shares” means 100% of the fully-diluted shares in the capital of PHS.

“Privacy Laws” means all Applicable Laws governing the collection, use or disclosure of Personal Information, including but not limited to, the Personal Information Protection and Electronic Documents Act (Canada), the substantially similar private-sector provincial statutes (the Personal Information Protection Act (British Columbia and Alberta), and the Act Respecting the Protection of Personal Information in the Privacy Sector (Quebec), and any other Applicable Laws related to privacy and data protection.

“PST” means Taxes, interest, penalties and fines imposed under the Provincial Sales Tax Act (British Columbia) and the regulations made thereunder.

“Regulatory Approval” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Entity, including those required by Applicable Laws or under the terms or conditions of any Contract, Permit or Order.

“Remaining PHS Shares” has the meaning set out in Section 5.2(a).

“Renewal Term” has the meaning set out in Section 2.1(b).

“Representatives” means, in respect of a Party, that Party’s directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement.

“Restricted Territory” means any area within [*****] of Vancouver, Victoria, Nanaimo or any Controlled Heliport provided that, notwithstanding anything to the contrary, the “Restricted Territory” shall be limited to Canada.

“Routes” means all routes for Exclusive Air Transportation Services operated, provided, marketed, sold, or offered by the Helijet Parties pursuant to the Collaboration, at any point in time, including, without limitation, the Key Routes.

“Sitnam Employment Side Letter” means that certain side letter entered into between Helijet and Daniel Sitnam, dated as of the Effective Date, attached hereto as Exhibit F.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, compilers, middleware, firmware, development tools and other computer software; and (b) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Tax” or “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind (including charges in lieu of such charges imposed by any Governmental Entity) lawfully levied, assessed or imposed by any Governmental Entity under any Applicable Laws, including any transfer, conveyance, documentary, sales, use, registration, value added, customs, ad-valorem, excise, consumption, GST/HST, PST, provincial sales, retail sales, land transfer, real property transfer, real property transfer gains, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital gains, goods and services, business, real or immovable property, personal property, franchise, withholding, payroll and employee withholding, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, provincial pension plan contributions or premiums, employment insurance premiums, and provincial workers’ compensation payments, including any interest, penalties and fines associated therewith, and any liability for any of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under any Contract, agreement, commitment or arrangement, written or oral, or by operation of law.

“Term” has the meaning set out in Section 2.1.

“Termination Damages” has the meaning set out in Section 11.1(b)(i).

“Termination Event” shall have the meaning set out in Section 11.1(a).

“Third Party Claim” has the meaning set out in Section 10.5(a).

"Total Consideration” means Twelve Million United States Dollars (US$12,000,000.00).

“Transfer Taxes” means any and all Taxes payable in connection with the payment of the Total Consideration by the Blade Parties, and any interest, fines, and penalties in connection therewith imposed by any Governmental Entity, but excluding any income or capital gains taxes payable by Helijet as a result of the completion of the transactions contemplated under this Agreement.

“Transition Plan” means the transition plan attached hereto as Exhibit E, as amended from time to time in a writing signed by the Parties.

“Victoria Harbour Heliport Lease” has the meaning set out in Schedule 1.1(2).

“Working Capital Retention Amount” means [*****].

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Writing. References in this Agreement to “writing” or comparable expressions include a reference to electronic transmission or comparable means of communication (including electronic mail); provided that the sender complies with Section 13.5.

(b)	Currency. Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to Canadian currency.

(c)	Gender and Number. In this Agreement, unless the context requires otherwise, any reference to gender includes all genders and words importing the singular number only include the plural and vice versa.

(d)	Headings, etc. The division of this Agreement into Articles, Sections and other subdivisions and the inclusion of headings and a table of contents are provided for convenience only and do not affect the construction or interpretation of this Agreement.

(e)	Including and Or. In this Agreement, (i) the words “include” or “including” mean “include (or including) without limitation” and the words following “include” or “including” are not to be considered an exhaustive list; and (ii) the word “or” shall be disjunctive and not exclusive.

(f)	Performance on Holidays. If any act is required by the terms of this Agreement to be performed on a day which is not a Business Day, the act will be valid if performed on the next succeeding Business Day.

(g)	References to Documents. Unless otherwise specified, any reference in this Agreement to this Agreement or any other agreement or document, is a reference to this Agreement or the other agreement or document as it may have been, or may from time to time be, amended, supplemented, restated, novated or replaced and includes all schedules and exhibits to it.

(h)	Other References. References to Articles, Sections, Exhibits, Schedules, the Preamble and Recitals are references to articles, sections, exhibits, schedules, the preamble and recitals of this Agreement

(i)	References to Persons. Unless the context otherwise requires, any reference in this Agreement to a Person includes its successors and permitted assigns.

(j)	References to this Agreement. The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k)	Statutory References. Unless otherwise specified, any reference in this Agreement to a statute includes all rules and regulations made under it, in each case as it or they may have been, or may from time to time be, amended or re-enacted.

(l)	Governmental Entity. References to any Governmental Entity shall mean and include any successor or replacement Governmental Entity to the referenced one.

1.3	Schedules and Exhibits

(a)	The following Schedules and Exhibits form an integral part of this Agreement:

Schedule 1.1(1)	Excluded Services
Schedule 1.1(2)	Heliport Leases
Schedule 6.1(a)	Shareholders and share capital of Helijet
Schedule 6.1(b)	Shareholders and share capital of PHS
Schedule 6.1(l)	Current or Pending Negotiations of Heliport Leases
Schedule 6.1(u)	Scheduled Helicopter P&L Analysis

Exhibit A	Assignment and Bill of Sale
Exhibit B	Aircraft Operator Agreement
Exhibit C	Escrow Agreement
Exhibit D	Confidentiality Agreement
Exhibit E	Transition Plan
Exhibit F	Sitnam Employment Side Letter

ARTICLE 2
TERM

2.1	Term

(a)	This Agreement will commence on the Effective Date and terminate on the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless earlier terminated in accordance with this Agreement.

(b)	Notwithstanding Section 2.1(a), the Initial Term will automatically renew for additional two (2) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless:

(i)	Blade gives written notice to Helijet of its intention not to renew the Agreement at least two (2) months prior to expiration of the then current Initial Term or Renewal Term, as the case may be;

(ii)	Helijet gives written notice to Blade of its intention not to renew the Agreement at least one (1) month prior to the expiration of the then current Initial Term or Renewal Term, as the case may be, because the Parties, after good faith negotiations in accordance with Section 5c of the Aircraft Operator Agreement, did not reach an agreement on Rates; or

(iii)	this Agreement is terminated in accordance with ARTICLE 11.

(c)	Notwithstanding the foregoing, the Parties may agree to modify the Term in a written document duly executed by the Parties.

ARTICLE 3
COLLABORATION

3.1	Collaboration

The Parties will use commercially reasonable efforts to work cooperatively and in good faith with each other, and hereby agree as follows:

(a)	Transfer of the Helijet Customer List and New Customer List. Upon and subject to the terms and conditions of this Agreement, Helijet hereby sells, transfers, assigns and conveys to the Blade Parties all rights, title and interest in the Helijet Customer List free and clear of all Encumbrances. Helijet covenants to transfer to Blade the New Customer List from time to time during the Term.

(b)	Ownership. On and from the Effective Date, to the maximum extent permitted under Applicable Laws and subject only to Section 11.1(c)(iii), Section 11.2(d) and Section 11.3(c), the Blade Parties shall exclusively own the Helijet Customer List and the New Customer List, and may use, disclose or take any other action with respect to the Helijet Customer List and New Customer List as it may choose in its sole and absolute discretion. Helijet shall take all actions, and provide such cooperation and assistance to the Blade Parties and its Representatives, that are required to ensure that the Blade Parties have on and from the Effective Date, the exclusive legal and beneficial ownership of the Helijet Customer List and the New Customer List, subject to Section 11.1(c)(iii), Section 11.2(d) and Section 11.3(c).

(c)	Ancillary Agreements.

(i)	Concurrently with the execution of this Agreement, each Party shall execute and deliver the Ancillary Agreements to which it is a party.

(ii)	Each Party shall comply with the terms and conditions of the Ancillary Agreements to which it is a party.

(iii)	Helijet shall procure that Daniel Sitnam complies, in all material respects, with the terms of the Sitnam Employment Side Letter.

(d)	Heliport Exclusivity Rights and Blade Heliport Lounges.

(i)	The Helijet Parties hereby grant the Heliport Exclusivity Rights to the Blade Parties.

(ii)	The Blade Parties may, at their sole cost and with prior written consent from the Helijet Parties (such consent not to be unreasonably withheld), construct passenger lounges and terminals at any of the Existing Controlled Heliports.

(iii)	The Blade Parties may at their sole discretion and cost, construct passenger lounges and terminals at any of the New Controlled Heliports. The Blade Parties will have the right to make alterations, improvements and renovations to the New Controlled Heliports in its sole discretion and at its sole cost, to the extent permitted by Applicable Laws and the Heliport Leases.

(iv)	The Helijet Parties shall provide any assistance reasonably requested by the Blade Parties in relation to any construction, alterations, improvements and renovations to the Blade Heliport Lounges.

(v)	The Helijet Parties shall not allow any Person other than the Blade Parties or their Affiliates to own, construct, or operate any passenger lounges or terminals at the Controlled Heliports, unless agreed upon in writing by Blade in its sole discretion.

(e)	Air Transportation Exclusivity Rights. Helijet hereby grants the Air Transportation Exclusivity Rights to the Blade Parties. During the Term, the Blade Parties will be permitted to market, sell, arrange and promote the Exclusive Air Transportation Services operated by the Helijet Parties.

(f)	Cross License Rights. Each of Helijet Parties and Blade Parties grants to the other a non-exclusive, non-assignable, non-sublicensable, royalty-free, fully paid up, limited license during the Term to use and display the other Party’s trademarks solely to the extent necessary to perform its obligations pursuant to this Agreement and the Ancillary Agreements to which it is a Party, subject to the other Party’s prior written approval of each new proposed use, and compliance with the other’s policies and limitations for trademark usage (including the right to inspect trademark usage), as may be provided from time to time.

(g)	Branding Rights. The Helijet Parties shall, as mutually agreed to by the Parties acting reasonably, affix the brand decals of the Blade Parties to (i) the Dedicated Aircraft pursuant to the terms of the Aircraft Operator Agreement, and (ii) the Existing Controlled Heliports, in each case, subject to any restrictions in the, and to the maximum extent permitted by, Heliport Leases or any Applicable Laws, provided that nothing in this Section 3.1(g) shall restrict the Blade Parties from affixing brand decals of the Blade Parties to the New Controlled Heliports to the maximum extent permitted by Applicable Laws and the Heliport Leases. Unless otherwise set forth in this Agreement or the Aircraft Operator Agreement, the Blade Parties shall be responsible for any and all costs reasonably incurred by either Party in relation to the printing, affixing and removal of the Blade Parties’ decals pursuant to this Section 3.1(g).

(h)	Route Expansion. The Parties shall (i) discuss and consider potential additional routes (other than the Key Routes) where the Exclusive Air Transportation Services may be operated by Helijet within Canada and the United States consistent with the terms and conditions of this Agreement and the Ancillary Agreements, as applicable, and (ii) negotiate in good faith the terms of any such expansion, which may include amendments to this Agreement and/or the Ancillary Agreements or the entry into separate Contracts between the Parties or their Affiliates.

(i)	Vertiport Development. The Parties shall collaborate and pursue the development of vertiports, heliports and related infrastructure, with the Blade Parties and the Helijet Parties and/or their Affiliates jointly investing in the portions of such vertiport dedicated for Exclusive Air Transportation Services, including, without limitation, landing zones, passenger terminals and lounges, and fueling and electric charging areas, but excluding ancillary commercial development not directly related to air transportation operations (e.g., consumer shops, restaurants, etc.), subject to further Contracts entered into between the Parties or their Affiliates.

(j)	Blade Flights. The Parties will work in good faith to set the pricing for the Blade Flights, provided that the Blade Parties will have the final authority to set such pricing in its sole discretion.

(k)	Transition Obligations. The Parties shall comply with the terms and conditions relevant to such party in the Transition Plan. The Parties shall negotiate in good faith to amend the Transition Plan at the reasonable request of any Party for the purposes of effecting the Collaboration, provided that such amendment is in compliance with Applicable Laws. Notwithstanding anything to the contrary in this Agreement, any breach of the Transition Plan shall not constitute a breach of this Agreement, provided that such breach does not materially adversely impact the rights and benefits of a Party in relation to the Collaboration.

(l)	Compliance with Privacy Laws.

(i)	The Helijet Parties shall work in good faith with the Blade Parties to obtain any Consents required under Privacy Laws for (x) the transfer of the Helijet Customer List to the Blade Parties and their Affiliates, and (y) the collection, use and disclosure of the Helijet Customer List, by the Blade Parties and their Affiliates for the purposes of the Collaboration and Blade’s Business.

(ii)	Each of the Helijet Parties and the Blade Parties will ensure that, for any Personal Information of Existing Customers or New Customers that the Helijet Parties or the Blade Parties and their Affiliates, as the case may be, collects during the Term, it obtains any valid Consent required under Applicable Laws to collect, use and disclose such Personal Information for the purposes of Helijet’s Business, Blade’s Business and the Collaboration, and that any such Consents collected by the Helijet Parties will include consent for the Blade Parties and their Affiliates to collect, use and disclose such Personal Information for the purposes of undertaking Blade’s Business.

(iii)	Each Party shall comply in all material respects at all times with Privacy Laws with respect to any Personal Information of Existing Customers and New Customers and, if reasonably requested by the other Parties, shall provide evidence of such compliance. If either Party becomes aware of any unauthorized use or disclosure of Personal Information relevant to the Collaboration or a breach of this Section 3.1(l)(iii), it must immediately notify the other Parties and the breaching Party shall take the necessary steps to minimize, mitigate and/or remedy the breach, if any, in consultation with the other Parties.

(m)	Exclusive Air Transportation Services Revenues. During the Term, the Blade Parties shall be entitled to recognize and receive the revenues for any Exclusive Air Transportation Services provided by the Helijet Parties or their Affiliates, including, without limitation, any sales occurring before, on, or after the Effective Date, provided that the provision of the Exclusive Air Transportation Services associated with each such sale occurs after the Effective Date, regardless of whether the transportation was purchased through, or the sales revenue was collected by, Helijet or Blade or any of their Affiliates. Any such revenues that are collected by or owed to the Helijet Parties or their Affiliates shall be paid weekly to the Blade Parties (or their Affiliates, if designated by Blade), unless otherwise agreed between the Parties.

(n)	Booking Platforms. The Helijet Parties shall work in good faith to transition from Helijet’s booking platforms to the Blade Parties’ booking platforms for Exclusive Air Transportation Services and once such transition is complete, the Helijet Parties shall direct all Persons, including Existing Customers and New Customers, who search for, inquire about, request or attempt to purchase Exclusive Air Transportation Services, to the Blade Parties’ booking platforms, as advised by Blade in writing and further set forth in the Transition Plan.

(o)	Medimobility. Helijet and Blade will consider in good faith and discuss the potential expansion of medical mobility, including the development of a revenue capture and revenue sharing formula for this business opportunity as a separate and segregated business stream.

3.2	Reporting

During the Term, Helijet and Blade will meet from time to time to further discuss the progress and results, as well as ongoing plans, or changes to the scope of the Collaboration.

ARTICLE 4
CONSIDERATION

4.1	Total Consideration

(a)	Payment to Helijet. Within three (3) Business Days following the Effective Date, Blade or Blade Sub (as determined by Blade in its sole discretion) shall deliver Ninety Percent (90%) of the Total Consideration to Helijet, in cash by wire transfer of immediately available funds to an account specified in writing by Helijet.

(b)	Payment to the Escrow Agent. Within three (3) Business Days following the Effective Date, Blade or Blade Sub (as determined by Blade in its sole discretion) shall deliver Ten Percent (10%) of the Total Consideration to the Escrow Agent, in cash by wire transfer of immediately available funds to an account specified in writing by the Escrow Agent, to be held and released by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and (iii) deposited by the Escrow Agent in an interest-bearing savings account or term deposit or invested in a guaranteed investment certificate or similar short term investment vehicle arranged by Blade’s solicitors acting reasonably, which interest shall accrue and be payable to Helijet within five (5) Business Days after the last release of the Escrow Funds hereunder. The funds held by the Escrow Agent pursuant to the Escrow Agreement at any time will be referred to as the “Escrow Funds”.

4.2	Allocation of the Total Consideration

The Parties agree that the Total Consideration will be allocated as follows:

(a)	[*****] allocated to the sale, transfer, assignment and conveyance of the Helijet Customer List; and

(b)	[*****] allocated to the Collaboration (other than the sale, transfer, assignment and conveyance of the Helijet Customer List).

Each of the Parties covenants and agrees that it shall not take any Tax position (whether in audits, tax returns or otherwise) that is inconsistent with the above Total Consideration allocation, and it shall promptly advise the other Parties regarding the existence of any Tax audit, controversy or litigation related to such Total Consideration allocation.

4.3	Transfer Taxes

(a)	In addition to the Total Consideration, the Blade Parties will be liable for and shall pay to Helijet, or directly to the appropriate Governmental Entities, as required, all Transfer Taxes. The Blade Parties will prepare and file any affidavits or tax returns required in connection with the payment of the Transfer Taxes at their own cost and expense. To the extent any Transfer Taxes are required to be paid by or are imposed upon the Helijet Parties, the Blade Parties shall have the right to both (i) inspect the documentation requesting payment of such Transfer Taxes, including the amount owed, and (ii) approve payment by the Helijet Parties of such Transfer Taxes, with such approval not to be unreasonably withheld. To the extent either of the Helijet Parties pays any such Transfer Taxes approved by the Blade Parties in accordance with this Section 4.3(a), the Blade Parties will reimburse, or will cause to be reimbursed, to the Helijet Parties, such Transfer Taxes within five (5) Business Days of the production of evidence of payment of such Transfer Taxes by the Helijet Parties.

(b)	The Parties will furnish or cause to be furnished to the other, each at their own expense, as promptly as practicable, such information, documentation and assistance and provide additional information and explanations of any material provided, relating to the Collaboration as is reasonably necessary for the filing of any tax returns, for the claim or application for any relief, for the claim of any Tax credit, refund or similar payment, for the preparation of any audit and for the prosecution or defense of any claim, relating to any adjustment or proposed adjustment with respect to Taxes.

ARTICLE 5
PHS SHARE OPTION; RIGHT OF FIRST REFUSAL

5.1	Option to Purchase 49% Interest in PHS

(a)	Helijet hereby grants to Blade the exclusive option (the “PHS Share Option”) for it or one of its Affiliates (at the sole election of Blade) to purchase up to 49% of the PHS Shares (the “PHS Option Shares”). The aggregate purchase price for the PHS Option Shares shall be equal to (i) the percentage of PHS Option Shares purchased, multiplied by (ii) the valuation for the PHS Option Shares provided by an independent third party mutually agreed between the Parties, which unless re-valued by such independent third party due to any material changes or investments made to the PHS Business, shall be [*****]. The aggregate purchase price determined in accordance with this Section 5.1(a), shall be paid and satisfied in cash by wire transfer of immediately available funds to an account specified in writing by Helijet.

(b)	Subject to Section 5.1(c), the PHS Share Option shall be exercisable by Blade at any time on or before the date that is [*****] following the Effective Date (“Option Term”); provided that Blade shall only be permitted to exercise the PHS Share Option (i) twice during the Option Term and (ii) only if (x) no Termination Event has occurred for which either of the Blade Parties is a Defaulting Party at the time Blade or one of its Affiliates intends to exercise the PHS Share Option; or (y) this Agreement has not otherwise been terminated or expired in accordance with the terms of this Agreement.

(c)	Blade may exercise the PHS Share Option by providing written notice (the “PHS Option Notice”) to Helijet at any time during the Option Term (subject to Section 5.1(b)), (i) setting out the number of PHS Option Shares that Blade is purchasing and (ii) confirming that payment of the purchase price for the PHS Option Shares has been made in full to Blade’s solicitors for payment to Helijet against delivery of share transfer documentation.

(d)	Upon exercise of the PHS Share Option:

(i)	Blade shall immediately be deemed to be the beneficial owner of the PHS Shares subject to such exercise and Helijet shall be deemed to be holding Blade’s interest in such PHS Shares for the sole benefit of Blade; and

(ii)	Helijet shall immediately deliver to Blade a duly executed and valid instrument of transfer (in a form satisfactory to Blade) respecting the legal transfer of the PHS Shares, free and clear of all Encumbrances, subject to such exercise by Blade and such other documents as Blade may reasonably require in order to evidence or complete such transfer.

(e)	Subject to the terms of this Agreement, upon the exercise of the PHS Share Option by Blade, the PHS Option Notice and this Agreement shall constitute a binding agreement of purchase and sale between Helijet and Blade.

(f)	Helijet and Blade hereto covenant and agree that the PHS Share Option shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process; provided that Blade shall have the right to transfer or assign the PHS Share Option to any of its Affiliates upon written notice of such transfer or assignment to Helijet.

5.2	Right of First Offer

(a)	After the Option Term, if (i) Helijet wishes to sell any PHS Shares, which Blade or its Affiliates have not purchased or notified Helijet that it intends to purchase by delivering a PHS Option Notice (“Remaining PHS Shares”), Helijet shall first deliver a written offer to sell such Remaining PHS Shares to Blade or its Affiliates (the “Offer”), unless (i) a Termination Event has occurred for which either of the Blade Parties is the Defaulting Party at the time of the Offer or the sale of such Remaining PHS Shares to Blade or its Affiliates would be in violation of Applicable Laws, in which case no Offer is required to be made to Blade or its Affiliates; or (ii) this Agreement has been terminated or has expired in accordance with the terms of this Agreement.

(b)	The Offer must contain:

(i)	the terms and conditions upon which Helijet is prepared to sell the Remaining PHS Shares which shall be on equal or better terms to any offer granted to, or received from, a third party for the Remaining PHS Shares, including, but not limited to, the price for the Remaining PHS Shares expressed on a per share basis;

(ii)	no conditions to the completion of such sale other than the continuing accuracy of any customary representations and warranties required to be given by Helijet;

(iii)	a copy of the sale document or equivalent document setting out the full terms and conditions of the offer granted to, or received by, a third party, to the extent permitted subject to any confidentiality restrictions imposed upon Helijet;

(iv)	confirmation whether Helijet plans to sell the Remaining PHS Shares to such third party; and

(v)	the period of time during which the Offer is open for acceptance, which shall not be less than thirty (30) days after the date Blade receives the Offer (the “Acceptance Period”).

(c)	If Blade or its Affiliates fail to provide notice within the Acceptance Period it shall be deemed to have not accepted the Offer and Helijet may sell the Remaining PHS Shares to any third party provided the sale is completed on terms and conditions no more favorable to the third party than those set out in the Offer.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE HELIJET PARTIES

6.1	Representations and Warranties of the Helijet Parties

The Helijet Parties, jointly and severally, represent and warrant that, as of the Effective Date:

(a)	The shareholders in Helijet and the number of shares registered to each shareholder as indicated opposite its name as at the Effective Date, are detailed in Schedule 6.1(a) and such shares set collectively represent 100% of the issued and outstanding shares or other security in the capital of Helijet as at the Effective Date.

(b)	Helijet is the sole shareholder of PHS, is the legal and beneficial owner of the PHS Shares detailed in Schedule 6.1(b), free and clear of any Encumbrance, and the PHS Shares collectively represent 100% of the issued and outstanding shares or other security in the capital of PHS. Except for the PHS Share Option, PHS is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates it to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the PHS Shares. PHS does not have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of PHS on any matter.

(c)	Helijet is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the requisite corporate power and authority to own its assets, including the Helijet Customer List, and carry on Helijet’s Business as now being conducted by it.

(d)	PHS is a corporation duly incorporated and organized, validly existing and in good standing under the laws of British Columbia and has the requisite corporate power and authority to own its assets and carry on PHS’ Business as now being conducted by it.

(e)	The Helijet Parties are registered, licensed or otherwise qualified to carry on Helijet’s Business and to own and operate Helijet’s Business in each jurisdiction that registration, licensing or qualification is necessary under Applicable Law.

(f)	Helijet and PHS each have the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Helijet and PHS of this Agreement and each of the Ancillary Agreements to which it is a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of Helijet and PHS, including any necessary approvals from the shareholders of Helijet and PHS as required by their constating documents and Applicable Laws. This Agreement has been duly executed and delivered by each of Helijet and PHS and, assuming that this Agreement constitutes a valid and binding obligation of the Blade Parties, constitutes a valid and binding obligation of each of Helijet and PHS enforceable against each of Helijet and PHS in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(g)	Helijet has the full legal right, power and authority to sell, transfer and assign good and valid title to the Helijet Customer List to the Blade Parties pursuant to the terms of this Agreement, free and clear of all Encumbrances. To the knowledge of Helijet, no Person is infringing, misappropriating or making any unlawful use of the Helijet Customer List, and prior to the Effective Date, the Helijet Customer List is solely and exclusively owned and used by Helijet. The Helijet Customer List is true, correct and complete.

(h)	Helijet has obtained valid Consent to collect, use and disclose any Personal Information necessary for the purpose of undertaking Helijet’s Business in compliance with applicable Privacy Laws and CASL. Helijet has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Laws, Contracts, policies, and other commitments, obligations or representations, concerning Personal Information.

(i)	Helijet and PHS have no Liabilities of any nature whatsoever relating to the Helijet Customer List and no event has occurred or circumstance exists that may give rise after the Effective Date to any Liability of any nature whatsoever relating to the Helijet Customer List.

(j)	The execution and delivery of this Agreement, the performance by Helijet and PHS of their respective obligations pursuant to this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Helijet and of PHS of the transactions contemplated hereby or thereby will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause Helijet or PHS to be bound by any additional or more onerous obligation under any of the terms or provisions of their respective constating documents or any Contract to which either of them is a party;

(ii)	result in the breach, termination, amendment or revocation of, any Consent or Permit held by Helijet or PHS that is necessary or material to the ownership of the Helijet Customer List or the operation of Helijet’s Business;

(iii)	result in the violation of any Applicable Laws; or

(iv)	result in the creation of any Encumbrance on any assets of Helijet’s Business,

and in each case that would materially and adversely impact the value of the Collaboration or Helijet’s Business.

(k)	There is no requirement on the part of Helijet or PHS to obtain any Consent, Regulatory Approval or make any filing with or give notice to any Governmental Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(l)	All rights to use and enjoy the Existing Controlled Heliports exist pursuant to the current Heliport Leases and such Heliport Leases are in full force and effect and are valid and binding obligations of PHS and the other parties thereto, enforceable in accordance with their respective terms. The Heliport Leases made available to the Blade Parties are true and correct copies of all leases (including lease amendments) relating to the Existing Controlled Heliports. Neither Helijet nor PHS has assigned, transferred subleased, licensed or otherwise granted anyone the right to use or occupy any of the Controlled Heliports or any portion thereof. No party to the Heliport Leases is in material breach or default of its obligations (with or without notice or the lapse of time or both), and neither Helijet nor PHS has received any notice alleging a material default or breach under any of the Heliport Leases, and to the knowledge of Helijet or PHS, there are no circumstances that exist that could reasonably be believed to lead to any such notice. All material amounts to be paid under the Heliport Leases have been paid in full when due and there will be no such amounts in arrears as of the Effective Date. There are no current or pending negotiations with respect to the renewal, expiry, repudiation or amendment of the Heliport Leases in connection with the Victoria Harbour Heliport and Nanaimo Harbour Heliport other than as disclosed in Schedule 6.1(l). PHS has the legal right to operate the Existing Controlled Heliports consistent with past practice. PHS has the unconditional right to grant to the Blade Parties (i) the Heliport Exclusivity Rights, and (ii) the rights set out in Section 3.1(g).

(m)	Any improvements required to be made by Helijet or by PHS to any of the Heliport Leases have been completed in accordance with the terms thereunder. Helijet and PHS, as the case may be, have performed all ongoing maintenance, inspections, repairs, modifications, preventative maintenance, refueling, installations and overhaul work for its Aircraft and the Existing Controlled Heliports.

(n)	There is no outstanding Order, Action, suit, proceeding at law or in equity, or any arbitration or any investigation or administrative or other proceeding by, before or against any Governmental Entity or any other Person commenced, pending or, to the knowledge of Helijet or PHS, threatened against either Helijet or PHS with respect to any of their respective assets, the Heliport Leases, Helijet’s Business or that would adversely affect the ability of Helijet or PHS to enter into this Agreement or the Ancillary Agreements to which it is a party or perform its obligations hereunder or thereunder, and to the knowledge of Helijet or PHS, there are no circumstances that exist that could reasonably be believed to lead to any such Action.

(o)	No proceedings have been taken, or to the knowledge of the Helijet Parties threatened, or authorized by Helijet, PHS or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Helijet Parties or concerning any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, any of the Helijet Parties.

(p)	Neither Helijet nor PHS are aware of any defaults or violations with respect to any of their material Contracts or the material assets of Helijet’s Business that could reasonably be expected to materially adversely impact the value of the Collaboration for any of the Blade Parties.

(q)	There has not been any event, change, occurrence, fact, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the ability of Helijet or PHS to execute this Agreement or the Ancillary Agreements to which it is a party or to perform the transactions contemplated under such agreements or (ii) the business, results of operations, financial condition or assets of the Helijet Parties, taken as a whole. Helijet and PHS have each operated their business in the ordinary course in all material respects.

(r)	Helijet and PHS are each in compliance with all Applicable Laws related to Helijet’s Business, including, the Existing Controlled Heliports. Neither Helijet nor PHS has received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any Applicable Laws, Orders, or any other Governmental Entity, as applicable, and there is no pending or, to their knowledge, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against Helijet or PHS.

(s)	Helijet and PHS each hold and are in compliance in all material respects with all Permits of, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of Helijet’s Business as presently conducted and to own, use and operate the properties and assets used in Helijet’s Business. Helijet and PHS are in good standing with Transport Canada and other Governmental Entities, as the case may be, and to the knowledge of the Helijet Parties there are no pending, threatened, or anticipated actions that could lead to Helijet and/or PHS no longer remaining in good standing with Transport Canada or any other Governmental Entity.

(t)	There are no actions, assessments, reassessments, requests or events of any kind or nature threatened against Helijet or PHS with respect to Taxes and there are no matters under discussion, audit or appeal between Helijet or PHS and any Governmental Entity relating to Taxes that could result in an Encumbrance on the Helijet Customer List or would impede the ability of the Helijet or PHS to perform any of their obligations hereunder or under any Ancillary Agreement to which it is a party, or would impede the Blade Parties’ ability to enjoy the full benefit of the Collaboration contemplated under this Agreement and the Ancillary Agreements to which it is a party.

(u)	The Scheduled Helicopter Service P&L Analysis, attached hereto as Schedule 6.1(u), fairly presents, in all material respects, the financial condition and results of operations of Helijet and its operation of the Exclusive Air Transportation Services set forth therein, as of the dates thereof and for the periods therein referred to.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE BLADE PARTIES

7.1	Representations and Warranties of the Blade Parties

The Blade Parties, jointly and severally, represent and warrant that, as of the Effective Date:

(a)	Each of Blade and Blade Sub are corporations duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and have the requisite corporate power and authority to own their respective assets and carry on their respective businesses as now being conducted by it.

(b)	Blade and Blade Sub are each registered, licensed or otherwise qualified to carry on their respective businesses and to own and operate their respective businesses in each jurisdiction that registration, licensing or qualification is necessary under Applicable Law.

(c)	Blade and Blade Sub each have the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Blade and Blade Sub of this Agreement and each of the Ancillary Agreements to which it is a party and the completion of the transactions contemplated by them have been duly authorized by all necessary corporate action on behalf of Blade and Blade Sub, including any necessary approvals from the shareholders of Blade and Blade Sub as required by their organizational and formation documents and Applicable Laws. This Agreement has been duly executed and delivered by each of Blade and Blade Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Helijet Parties, constitutes a valid and binding obligation of each of Blade and Blade Sub enforceable against each of Blade and Blade Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d)	Blade and Blade Sub each hold and are in compliance in all material respects with all Permits of, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct their respective business as presently conducted and to own, use and operate their respective properties and assets used in their respective businesses.

ARTICLE 8
COVENANTS OF THE PARTIES

8.1	Operation of Helijet’s Business

(a)	During the Term, the Helijet Parties, shall, unless otherwise consented to by Blade in writing, acting reasonably, or provided for in this Agreement or the Ancillary Agreements:

(i)	operate Helijet’s Business, in good faith and in the ordinary course of business, and shall take all actions and allocate any resources of Helijet’s Business, including Aircraft, skilled crew, the Controlled Heliports necessary and desirable to (A) support the Collaboration, (B) comply with the terms of this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereunder and thereunder and (C) ensure that the Blade Parties’ rights under this Agreement and the Ancillary Agreements to which it is a party will not be adversely affected, in the reasonable opinion of Blade, by Helijet’s Business or its provision of the Excluded Services. An “adverse effect” includes, without limitation, (x) the cancellation or delay of more than 5% of the Exclusive Air Transportation Services operated by Helijet that are sold, requested or marketed by the Blade Parties pursuant to the terms of this Agreement and the Aircraft Operator Agreement, as determined and assessed by Blade on a quarterly basis; or (y) the cancellation or delay of more than 25% of Exclusive Air Transportation Services operated by Helijet that are sold, requested or marketed by Blade Parties pursuant to the terms of this Agreement and the Aircraft Operator Agreement, as determined and assessed by Blade on a monthly basis;

(ii)	use commercially reasonable efforts to preserve the rights, franchises, goodwill and relationships with the Existing Customers and New Customers in the ordinary course of business and consistent with past practice;

(iii)	maintain and repair the Aircraft, Controlled Heliports, and other assets owned, operated or used in connection with Helijet’s Business as required for the Collaboration, as applicable, in the ordinary course of business and consistent with past practice, ordinary wear and tear excepted;

(iv)	use commercially reasonable efforts to avoid reputational risk to Blade and its Affiliates;

(v)	preserve and maintain all Permits required in order to perform its obligations with respect to the Collaboration;

(vi)	use commercially reasonable efforts to ensure that the Controlled Heliport Lease Renewals are fully executed within five (5) years from the Effective Date;

(vii)	maintain its books and records in accordance with best practices;

(viii)	maintain net working capital levels of Helijet during the twelve (12) month period after the Effective Date at an amount no less than the Working Capital Retention Amount and provide to Blade, within five (5) Business Days of Blade providing written notice to Helijet, which shall be no more than three (3) times per calendar year, a statement of the current working capital balance of Helijet;

(ix)	use the Working Capital Retention Amount only for the operation of Helijet’s Business in the ordinary course and not dividend or distribute any of the Working Capital Retention Amount;

(x)	comply in all material respects with all Applicable Laws;

(xi)	not amend in any material respect, waive, release, assign any material rights or terminate (other than in accordance with its terms) any Contract relating to or affecting the Collaboration that would adversely affect the ability of Helijet or PHS to perform any of their respective obligations hereunder or under any Ancillary Agreement or that would impede the Blade Parties’ ability to enjoy the full benefit of the Collaboration;

(xii)	not sell, transfer, lease, license, cancel or otherwise dispose of any assets or properties, including the Controlled Heliports, used in relation to Helijet’s Business that would adversely affect the ability of Helijet or PHS to perform any of their respective obligations hereunder or under any Ancillary Agreement or that would impede the Blade Parties’ ability to enjoy the full benefit of the Collaboration;

(xiii)	not amend in any material respect, assign, sublease, license or otherwise effectuate any transfer of any interest in any of the Heliport Leases;

(xiv)	not at any time from the Effective Date until eighteen (18) months later, except in relation to the PHS Share Option, authorize for issue, sell or deliver (A) any shares in the capital of, or other equity or voting interest in, PHS or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares in the capital of, or other equity or voting interest in PHS, or securities convertible into, exchangeable for, or evidencing the right to subscribe for, or acquire, any shares of the capital of, or other equity or voting interests in, PHS;

(xv)	not commence any Claim or settle or compromise any Claim against any third party in a manner that will or could reasonably be expected to adversely impact the ability of (A) Helijet or PHS to perform any of their respective obligations hereunder or under any Ancillary Agreement or (B) the Blade Parties to enjoy the full benefit of the Collaboration;

(xvi)	not enter into any Contract that would reasonably be expected to materially adversely impact the ability of (A) Helijet or PHS to perform any of their respective obligations hereunder or under any Ancillary Agreement or (B) the Blade Parties to enjoy the full benefit of the Collaboration;

(xvii)	not make any change in the Accounting Principles of Helijet or PHS, other than any changes required by Applicable Laws or a change in GAAP; or

(xviii)	not enter into any Contract or other commitment whatsoever to do any of the foregoing.

(b)	Helijet shall provide notice to Blade of any change to the Accountable Executive (as defined in the Canadian Aviation Regulations) and the status of any submission regarding such changes filed with Transport Canada as soon as practicable.

(c)	Except to the extent provided in this Agreement, Helijet shall provide Blade with prior written notice in the event of any changes, amendments or conditions arising, or any reasonably anticipated changes, amendments or conditions which may arise, which are the subject of those matters identified in this Section 8.1, provided that in circumstances where prior written notice is not commercially feasible in the circumstances, Helijet shall provide written notice to Blade as soon as practicable, and in no event more than forty-eight (48) hours, following such change, amendment or condition arising.

(d)	Helijet and/or PHS will maintain in full force at all times, with respect to the Aircraft all operations incidental to the operation thereof, including without limitation, the Blade Flights and insurance meeting or exceeding the requirements of Applicable Laws and regulations, including without limitation:

(i)	Aircraft legal liability (with territorial limits at least as broad as required for all applicable flights) and with a combined single limit for loss of life, bodily injury, property damage, passenger legal liability, contractual liability, coverage for baggage and cargo, non-owned aircraft liability and defense against claims (“Aircraft Legal Liability”) of not less than CAD $30,000,000 per occurrence (or CAD $60,000,000 if requested by the Blade Parties for specific flights);

(ii)	Aviation general liability coverage (with territorial limits at least as broad as required for all applicable flights) and with a combined single limit for loss of life, bodily injury, property damage, product liability, contractual liability, and defense against claims (“Aviation Premise Liability”) of not less than CAD $50,000,000 per occurrence;

(iii)	Aircraft Hull All Risks insurance for all aircraft operated, including a waiver of subrogation against Blade and its Affiliates; and

(iv)	worker’s compensation and employer’s liability covering all Helijet employees working in, on or in connection with the Aircraft (including without limitation all flight crew, ground crew and maintenance personnel).

(e)	In the case of Aircraft Legal Liability and Aviation Premise Liability, such policy(ies) shall also extend to include personal injury, with limits not less than CAD $25,000,000 except in the case of passengers, in which case no sub-limit shall apply and it is further understood and agreed that Helijet will name Blade and its Affiliates and each of their respective directors, officers, employees, members, agents, representatives, successors and assigns as additional insureds. Helijet and PHS will cause a certificate of insurance for each coverage required hereunder to be issued to Blade. Helijet and PHS will at all times comply with all representations, warranties and other terms and conditions of each such policy of insurance required hereunder. The insurance policies detailed under Section 8.1(d) shall be without right of contribution from any other insurance which may be carried by an additional insured and shall expressly provide that, except as it relates to policy limits, all provisions shall operate in the same manner as if there was a separate policy covering each additional insured. Helijet and PHS will cause policies to be endorsed to provide that (i) such policies may not be cancelled or materially changed without 30 days prior notice to Blade, (ii) no additional insured has any obligation in respect of insurance premiums, (iii) each policy shall be primary without right of contribution, (iv) the insurers shall waive any right of subrogation or other recourse against any of the additional insured parties, (vi) such policies will not be invalidated by any act or omission or breach of warranty by Helijet or PHS provided that the additional insured so protected has not caused, contributed to or knowingly condoned the said act or omission.

8.2	Operation of Blade’s Business

(a)	During the Term, the Blade Parties, shall, unless otherwise consented to by Helijet in writing, acting reasonably, or provided for in this Agreement or the Ancillary Agreements:

(i)	operate Blade’s Business and take all actions and allocate any resources of Blade’s Business, necessary and desirable to (A) support the Collaboration, and (B) consummate the terms of this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereunder and thereunder;

(ii)	maintain insurance as required by Applicable Laws at all times;

(iii)	use commercially reasonable efforts to avoid reputational risk to the Helijet Parties;

(iv)	perform in all material respects its obligations under this Agreement and the Ancillary Agreement to which it is a party;

(v)	maintain its books and records in accordance with best practices; and

(vi)	comply in all material respects with all Applicable Laws.

(b)	Except to the extent provided in this Agreement, Blade shall provide Helijet with prior written notice in the event of any changes, amendments or conditions arising, or any reasonably anticipated changes, amendments or conditions which may arise, which are addressed or the subject of those matters identified in this Section 8.2, provided that in circumstances where prior written notice is not commercially feasible in the circumstances, Blade shall provide written notice to Helijet as soon as practicable, and in no event more than forty-eight (48) hours, following such change, amendment or condition arising.

8.3	Joint Covenants

(a)	Each of the Blade Parties and the Helijet Parties shall reasonably cooperate with each other to effect the rights and obligations contemplated by the Collaboration, including:

(i)	exchanging data and other information as is reasonably necessary to perform their respective obligations under the Collaboration;

(ii)	refraining from taking actions that would or could reasonably be expected to prohibit or materially limit the performance of such Party’s or any other Party’s obligations hereunder or under any of the Ancillary Agreements;

(iii)	refraining from taking actions that would or could reasonably be expected to materially reduce the value of or impede any Party’s ability to enjoy the full benefit of the Collaboration; and

(iv)	obtaining any Regulatory Approval or making any filing with, or giving notice to, any Governmental Entity in connection with the Collaboration and the Ancillary Agreements.

(b)	Each Party's obligations hereunder will at all times be performed:

(i)	by persons who have the qualifications, knowledge, skill and ability ordinarily observed by an industry professional providing similar services as of the time such services are performed and provided;

(ii)	in a timely, efficient, professional and responsible manner in accordance with the terms of this Agreement and the Ancillary Agreements to which it is a party; and

(iii)	in accordance with Applicable Laws and all written security, environmental, privacy, access and other applicable policies of the other Parties disclosed in writing by such Party from time to time.

8.4	Acknowledgement of Brand Ownership

(a)	Helijet Parties acknowledge that Blade is the owner of the “BLADE brand” and its distinctive “Wing Design” and the Helijet Parties will take no action or make any claim that could harm or potentially harm the Blade Parties’ ownership of the BLADE brand and the Blade Parties’ rights to the Intellectual Property relating to the BLADE brand. For certainty, the BLADE brand includes, without limitation, the trademarks of MONTAUK SKY, BLADE, and the following design marks:

(b)	Blade Parties acknowledge that, as between the Parties, the Helijet Parties are the owners of the “HELIJET brand” and the Blade Parties will take no action or make any claim that could harm or potentially harm the Helijet Parties’ collective ownership of the HELIJET brand and the Helijet Parties’ rights to the Intellectual Property relating to the HELIJET brand. [*****] and the following design mark:

8.5	Collaboration Intellectual Property

If, and to the extent, Helijet or its Affiliates (or any their Representatives or contractors) develops or creates, during the Term, any improvements, upgrades, updates, substitutions, modifications or enhancements to any Intellectual Property used in connection with the Collaboration during the Term (“Collaboration Intellectual Property”), then Helijet or its Affiliates, as the case may be, grants to the Blade Parties an exclusive, royalty-free and irrevocable license to the Collaboration Intellectual Property, without any further action, documentation or requirement on the part of any Party hereto, such that Blade shall be deemed and shall become the sole and exclusive legal and beneficial licensee of all the Collaboration Intellectual Property. Helijet and its Affiliates covenant and agree, upon Blade’s reasonable request and at its reasonable expense, to take such steps and actions, and provide such cooperation and assistance to Blade, its Affiliates, successors, assigns and Representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be necessary to effect, evidence, or perfect Blade, or its Affiliates, successors and assigns, legal and beneficial ownership of an exclusive royalty free and irrevocable license to use the Collaboration Intellectual Property.

8.6	IT Systems

(a)	During the Term, the Helijet Parties shall permit Blade to access the necessary programs, information systems, applications, infrastructure and software of the Helijet Parties to those employees and/or contractors of the Blade Parties, to the extent that Blade reasonably requires such access in connection with the Collaboration.

(b)	If the Helijet Parties make any alterations to the IT Systems of Helijet or Blade, which result in any Losses to the Blade Parties, including Losses resulting from any damage, malfunction or outage to the IT Systems of Blade or any increase in third party costs applicable to operating such IT Systems of Blade, such Losses shall be borne by Helijet.

(c)	If the Helijet Parties require user testing in order to support its own programs, information systems, applications, infrastructure and Software pursuant to the Collaboration, Blade shall execute or complete such user testing, upon the reasonable request of Helijet.

(d)	If any Party has access (either on-site or remotely) to any of the computer systems and/or information stores of another Party in connection with the Collaboration, it shall limit such access solely to the use of such systems and information stores as reasonably required in connection with the Collaboration, and shall not knowingly access or attempt to access any computer systems, information stores, files, Software or services other than those reasonably required in connection with the Collaboration.

(e)	Each Party acknowledges and agrees that (i) all user identification numbers and passwords disclosed to the other Party(ies) and any information obtained by such other Party(ies) as a result of any access shall be deemed to be, and treated as, Confidential Information; and (ii) such other Party(ies) shall reasonably cooperate in the investigation of any apparent unauthorized access, during the Term, to any premises or technology systems of such Party(ies) or third party service providers.

8.7	Equipment Sharing

In the event that any equipment, devices or other tangible assets (“Equipment”) are provided by one Party to another, or any of their representatives, employees or contractors in connection with their performance of the Collaboration, the following conditions shall apply:

(a)	the Equipment will be made available to such Party, as applicable, and used by such Party for the sole purpose of performance of the Collaboration and in accordance with such reasonable policies and procedures the Parties may agree to from time to time;

(b)	title to, and ownership of and all property rights in any Equipment shall remain with the original owner of the Equipment, as applicable, and Parties shall not perform, and shall cause its employees to perform any act that is inconsistent with the foregoing; and

(c)	upon expiry or termination of this Agreement, unless otherwise agreed in writing by the Parties, each Party shall cause the return of the Equipment to the original owner, as applicable, in good operating condition, subject to reasonable wear and tear, to such address as may be specified in writing by such Party.

8.8	Additional Security Requirements

The Parties shall, and shall cause each of its Representatives, employees and contractors to, comply with the following:

(a)	each Party will comply with, and not attempt to circumvent, all reasonable policies, protocols, mechanisms or processes of the Blade Parties that may be communicated in writing to such Party from time-to-time, including in relation to the storage of Personal Information, information security, insider trading and securities law compliance, that are applicable to the Collaboration, subject to Applicable Laws;

(b)	each Party will only use legally licensed versions of Software in connection with the performance of the Collaboration and shall remain in compliance with all rules and requirements applicable to such Software, including the applicable software provider’s end-user license agreement; and

(c)	each Party will immediately advise the other Party of any suspected or known breach or loss of any device used in connection with the performance of the Collaboration, including (without limitation) any breach in connection with the IT Systems.

8.9	No Change of Control

During the Term, neither Helijet, PHS, nor Blade Sub will merge, amalgamate or consolidate with any Person or otherwise experience a Change of Control without prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if such merger, amalgamation, consolidation or Change of Control, as reasonably determined by Helijet or the Blade Parties, as the case may be, (i) is with a Person that is a direct competitor with the other Party or its Affiliates or a Competitive Business; or (ii) materially impacts the other Parties rights under this Agreement or any of the Ancillary Agreements, then the respective Helijet Party or Blade Party, as the case may be, may withhold its consent in its sole and unfettered discretion.

8.10	No Assignment

Except as otherwise provided in this Agreement, no Party may assign this Agreement or the Ancillary Agreements, in whole or in part, without the prior written consent of the other Parties. Notwithstanding the foregoing, Helijet and the Blade Parties, as the case may be, may assign this Agreement in whole or in part to any of its wholly-owned Affiliates, on the condition that (a) Helijet and the Blade Parties, as the case may be, shall remain completely responsible for the performance of the rights and obligations under this Agreement and the Ancillary Agreements to which they are a party notwithstanding such assignment, and (b) no assignment shall adversely impact the rights of the Blade Parties with respect to the Collaboration including the use by the Blade Parties of the Controlled Heliports pursuant to the Heliport Leases.

8.11	No Liquidation, Wind up or Dissolution

No Party shall adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization or file for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues.

8.12	Foreign Corrupt Practices

(a)	Each of the Parties covenant that it shall not, and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPO”), the FCPA, or any other applicable anti-bribery or anti-corruption law.

(b)	Helijet and Blade each covenant that it shall:

(i)	(and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities as well as remediate any actions taken by it, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the CFPO, the FCPA, or any other applicable anti-bribery or anti-corruption law;

(ii)	(and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the CFPO, the FCPA, or any other applicable anti-bribery or anti-corruption law;

(iii)	promptly notify Blade or Helijet, as the case may be, if it becomes aware of any actual or threatened enforcement action, or any circumstances which could reasonably lead to such enforcement action, in relation to any actual, suspected or alleged violation of the CFPO, the FCPA, or any other applicable anti-bribery or anti-corruption law; and

(iv)	cause any of its Affiliates, whether now in existence or formed in the future, to comply with the FCPA and CFPO and all Applicable Laws.

ARTICLE 9
NON-COMPETITION AND NON-SOLICITATION

9.1	Restrictive Covenants of the Helijet Parties

The Helijet Parties acknowledge that (i) the goodwill associated with Helijet’s Business are an integral component of the value of the Collaboration to the Blade Parties and is reflected in the value of the Total Consideration; and (ii) the agreement of Helijet Parties in this Section are necessary to preserve the value of the Collaboration for the Blade Parties during the Term and is a material inducement to the Blade Parties to enter into this Agreement and to perform its obligations hereunder. The Helijet Parties both acknowledge that the limitations of time, geography and scope of activity agreed to in this ARTICLE 9 are reasonable because, among other things, the Blade Parties and the Helijet Parties are engaged in a highly competitive industry and the Helijet Parties are receiving significant consideration in connection with the consummation of the Collaboration, and therefore the Helijet Parties each agree as follows:

(a)	Unless consented to in writing by Blade, to the maximum extent permitted by Applicable Laws, each of the Helijet Parties will not and shall procure that their Affiliates, do not, directly or indirectly:

(i)	(A) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for any business that operates or otherwise provides, (B) own, purchase, organize or take preparatory steps for the organization of, (C) act as an intermediary in coordinating, recommending, brokering, marketing, offering, “steering” or providing Exclusive Air Transportation Services on behalf of or in relation with any, or (D) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in, or affiliate with, a Competitive Business operating routes with departure or arrival points in the Restricted Territory;

(ii)	encourage, induce, attempt to induce, solicit or attempt to solicit any (A) customer of Blade or its Affiliates including, without limitation, Existing Customers and New Customers, to cease its customer relationship with Blade or its Affiliates, or (B) any Person, employee, or independent contractor working with Blade or its Affiliates to leave the employment, relationship or other service of Blade or its Affiliates, it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards such Persons, employees or independent contractors, shall not be deemed to be a breach of this Section;

(iii)	allow any Competitive Business to market, sell, promote, and/or arrange Exclusive Air Transportation Service to or from any Controlled Heliports to the maximum extent permitted by Applicable Laws;

(iv)	allow passengers or customers of a Competitive Business to utilize the passenger lounges and terminals at the Controlled Heliports, including the Blade Heliport Lounges;

(v)	allow any Competitive Business to construct, lease or otherwise maintain a passenger lounge or terminal space at the Controlled Heliports that is private, semi-private or branded; or

(vi)	operate, provide, market, sell, resell or offer Exclusive Air Transportation Services, or allow any other Person to operate, provide, market, sell, resell or offer Exclusive Air Transportation Services on behalf of the Helijet Parties, with departure or arrival points in the Restricted Territory, to any Person other than the Blade Parties or for Blade Flights.

9.2	Restrictive Covenants of the Blade Parties

(a)	Unless otherwise consented to in writing by Helijet, to the maximum extent permitted by Applicable Laws, each of the Blade Parties will not, and shall procure that their Affiliates do not, directly or indirectly:

(i)	(A) operate or otherwise provide, (B) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for any business that operates or otherwise provides, (C) own, purchase, organize or take preparatory steps for the organization of, or (D) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in, or affiliate with, any Competitive Business operating routes competitive against the Key Routes or routes jointly developed by the Parties pursuant to the Collaboration with departure or arrival points in the Restricted Territory;

(ii)	encourage, induce, attempt to induce, solicit or attempt to solicit any (A) customer of Helijet or its Affiliates, which does not include any Existing Customer or New Customer, to cease its customer relationship with Helijet or its Affiliates, or (B) any Person, employee, or independent contractor working with Helijet or its Affiliates to leave the employment, relationship or other service of Helijet or its Affiliates, it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards such Persons, employees or independent contractors, shall not be deemed to be a breach of this Section; or

(iii)	market, sell, promote and/or arrange Exclusive Air Transportation Services on a scheduled or by-the-seat basis on a New Route unless the Blade Parties first offer to Helijet, in good faith and on commercially reasonable terms, the right to operate such Exclusive Air Transportation Services on such New Routes.

9.3	Exception and Remedies

(a)	This ARTICLE 9 shall not restrict any Party or its Affiliates from passively owning (directly or indirectly through a mutual fund or similar common investment vehicle) less than 1.0% of any securities of any Person involved in a Competitive Business in accordance with Applicable Laws, treating for such purposes any securities owned by an Affiliate of a Party as owned by such Party, as applicable.

(b)	The covenants contained in this ARTICLE 9 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this ARTICLE 9. The Parties agree that in the event of a breach or threatened breach by a Party of any of the covenants set forth in this ARTICLE 9, monetary damages alone would be inadequate to fully protect the non-breaching Party from, and compensate the non-breaching Party for, the harm caused by such breach or threatened breach. Accordingly, the Parties agree that if a Party breaches or threatens breach of any provision of this ARTICLE 9, the non-breaching Party shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this ARTICLE 9, and the non-breaching Party shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

ARTICLE 10
INDEMNIFICATION

10.1	Indemnification by Blade

Subject to the other provisions of this ARTICLE 10, Blade and Blade Sub hereby agree to jointly and severally indemnify, save and hold harmless Helijet and its Affiliates and each of its directors, officers, employees, members, agents, representatives, successors and assigns (each, a “Helijet Indemnitee” and together, the “Helijet Indemnitees”) from and against any all Losses asserted against or incurred by the Helijet Indemnitees as a result of, arising out of or related to (a) the breach of the representations or warranties contained in this Agreement or the Ancillary Agreements; (b) the breach of covenants and agreements of Blade or Blade Sub in this Agreement or the Ancillary Agreements to which it is a party; (c) any act of negligence or willful misconduct by the Blade Parties or their respective agents, contractors (other than the Helijet Parties or their Affiliates), servants, employees or guests in connection with this Agreement, the Ancillary Agreements to which it is a party or the performance of the obligations of the Blade Parties’ pursuant to such agreements; (d) any damage to the Aircraft caused by the gross negligence or willful misconduct of the Blade Parties, or of any the employees or passengers of the Blade Parties; (e) the actions or omissions of the Blade Parties, their employees or contractors in relation to the construction of the Blade Heliport Lounges, to the extent that any of the Helijet Indemnitees did not contribute to such Losses; or (f) damage, malfunction or outage to the IT Systems of Helijet caused by the Blade Parties or their employees or contractors, to the extent that any of the Helijet Indemnitees did not contribute to such Losses.

10.2	Indemnification by Helijet

Subject to the other provisions of this ARTICLE 10, Helijet and PHS hereby agree to jointly and severally indemnify, save and hold harmless Blade and its Affiliates and each of its directors, officers, employees, members, agents, representatives, successors and assigns (each, a “Blade Indemnitee” and together, the “Blade Indemnitees” ) from and against any all Losses asserted against or incurred by the Blade Indemnitees as a result of, arising out of or related to (a) the breach of the representations and warranties contained in this Agreement or the Ancillary Agreements, (b) the breach of covenants and agreements of Helijet or PHS in this Agreement or the Ancillary Agreements to which it is a party; (c) any act of negligence or willful misconduct by the Helijet Parties or their respective agents, contractors (other than the Blade Parties or their Affiliates), servants, employees or guests in connection with this Agreement, the Ancillary Agreements to which it is a party or the performance of the obligations of the Helijet Parties’ pursuant to such agreements; (d) the Collaboration, including with respect to loss of life, personal injury, property damage (including relating to the Aircraft), passenger legal liability, product liability, contractual liability, independent contractors, and coverage for baggage and cargo; (e) the actions or omissions of the Helijet Parties, their employees or contractors in relation to the construction of the Blade Heliport Lounges, to the extent that any of the Blade Indemnitees did not contribute to such Losses; and (f) damage, malfunction or outage to the IT Systems of the Blade Parties caused by the Helijet Parties or their employees and/or contractors, to the extent that any of the Blade Indemnitees did not contribute to such Losses.

10.3	Limitations

(a)	The Party making any indemnification pursuant to this Agreement will be referred to as the “Indemnifying Party” and the Blade Indemnitees or the Helijet Indemnitees, as the case may be, receiving such indemnification will be referred to as the “Indemnified Party”.

(b)	The representations and warranties contained in Section 6.1 and Section 7.1 shall survive and continue in full force and effect until the date that is eighteen (18) months following the Effective Date, except for the Helijet Parties’ Fundamental Representations and the Blade Parties’ Fundamental Representations which shall survive and continue in full force and effect for the Term.. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

(c)	The indemnification provided for in Section 10.1(a) and 10.2(a) shall be subject to the following limitations:

(i)	Claims Basket. An Indemnified Party shall only be entitled to indemnification pursuant to Section 10.1(a) or Section 10.2(a) to the extent the aggregate amount of all Losses incurred by the Indemnified Party for the which the Indemnified Party is entitled to indemnification pursuant to Section 10.1(a) or Section 10.2(a), as the case may be, exceeds [*****] (the “Basket Amount”), and the Indemnified Party shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount; and

(ii)	Indemnification Cap. The aggregate amount of Losses for which an Indemnified Party shall be entitled to indemnification pursuant to Section 10.1(a) or Section 10.2(a) will not exceed:

(A)	[*****] for breaches of the representations or warranties contained in this Agreement or the Ancillary Agreements, other than the Blade Parties’ Fundamental Representations and the Helijet Parties’ Fundamental Representations; and

(B)	The [*****] for breaches of the Blade Parties’ Fundamental Representations and the Helijet Parties’ Fundamental Representations.

For the avoidance of doubt, the limitations set forth in this Section 10.3(c) shall not apply to indemnification claims under Sections 10.1(b) to (d) and 10.2(b) to (d).

(d)	The amount of any Losses for which indemnification is provided under Section 10.1 and Section 10.2 shall be net of (a) any amounts actually recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), (b) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) actually received as an offset against such Losses and (c) any Termination Damages payable by the Helijet Parties pursuant to Section 11.1(b)(i) or Section 11.2(a) (each such source of recovery, a “Collateral Source”). If, after payment by the Indemnifying Party of an amount under this ARTICLE 10, the Indemnified Party actually recovers from any Collateral Source an amount which would have been netted pursuant to this Section 10.3(d), then the Indemnified Party must promptly repay the Indemnifying Party the difference between the amount paid by the Indemnifying Party and the amount recovered from a Collateral Source.

(e)	The Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(f)	In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this ARTICLE 10, no other Indemnified Party shall be entitled to recover the same Losses in respect of a separate claim for indemnification related to the same subject matter.

10.4	Indemnification Procedure.

(a)	Promptly after the incurrence of any Losses by an Indemnified Party, giving rise to indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party a certificate (a “Claim Certificate”), which shall:

(i)	state that the Indemnified Party has incurred or anticipates that it will incur Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this ARTICLE 10; and

(ii)	specify in reasonable detail the Losses that have been sustained by the Indemnified Party, including copies of all material written evidence relating to the Losses, and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)	The Indemnifying Party shall have thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate to respond in writing with an objection to the Claim Certificate, which shall specify in reasonable detail the basis for such objection. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Losses under the Claim Certificate, and whether and to what extent any amount is payable in respect of the Claim Certificate and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Indemnified Party and their respective Affiliates and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If, within such thirty (30)-day period, the Indemnifying Party:

(i)	does not respond, the Indemnifying Party shall be deemed to have accepted the contents of the Claim Certificate; or

(ii)	delivers an objection notice in accordance with this Section 10.4(b), then the parties shall use good faith efforts to agree to a resolution of the disputed amounts in the Claim Certificate during the sixty (60)-day period following receipt of the objection by the Indemnified Party. If, at the expiry of this sixty (60)-day period, no agreement has been reached, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 13.6.

(c)	For the avoidance of doubt, this Section 10.4 does not apply to Third Party Claims, which are dealt with under Section 10.5.

10.5	Third Party Claims.

(a)	If the Indemnified Party receives notice of the assertion or commencement of any Action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”), and if the Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 10, then the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right but not the obligation to assume the conduct and control of the settlement or defense of such Third Party Claim, through counsel it so chooses in its sole discretion at the expense of the Indemnifying Party. The Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party may not settle any such Third Party Claim unless such settlement includes an unconditional waiver of any Liability on the part of the Indemnified Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b)	The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its Representatives, such employees of the Indemnified Party and their respective Affiliates as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(c)	The Indemnified Party shall not have the right to pay or settle any such Third Party Claim without the prior written consent of the Indemnifying Party.

10.6	Payment.

(a)	“Agreed Claims” means, collectively, (i) Claims for Losses deemed accepted by the Indemnifying Party pursuant to Section 10.4(a)(i); (ii) claims for Losses which have been agreed between the Indemnified Party and the Indemnifying Party or judicially determined pursuant to Section 10.4(b)(ii); and (iii) claims for Losses in relation to Third Party Claims that have been settled or judicially determined pursuant to Section 10.5.

(b)	Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree in writing):

(i)	In the case of a payment owing by the Helijet Parties to the Blade Indemnitees:

(A)	the Parties shall provide a notice to the Escrow Agent pursuant to the Escrow Agreement for the release of such amount of the Escrow Funds required to satisfy the Agreed Claims; and

(B)	If the Escrow Funds are not sufficient to satisfy the total amount of the Agreed Claims (such outstanding amount, the “Shortfall”), then the Helijet Parties shall pay to the Blade Indemnitees an amount equal to the Shortfall in cash by wire transfer of immediately available funds to the bank account or accounts designated by Blade in a notice to Helijet,

In the case of a payment owing by the Blade Indemnitees by the Helijet Parties, then the Blade Parties shall pay to the Helijet Indemnitees such amount owing in cash by wire transfer of immediately available funds to the bank account or accounts designated by Helijet in a notice to Blade.

10.7	Sole Remedy

The remedies provided in this Article 10 shall be the exclusive remedies of the Parties hereto and their successors and assigns after the Effective Date with respect to any breach of, or inaccuracy in, any of the representations or warranties set forth in this Agreement.

ARTICLE 11
TERMINATION

11.1	Termination for Cause

(a)	A “Termination Event” shall occur in relation to a Party (the “Defaulting Party”) if:

(i)	it ceases, is unable to or threatens to cease to carry-on its business or substantially all of its business or has the permits or licenses necessary for it to carry-on its business under Applicable Laws suspended or terminated for whatever reason;

(ii)	it breaches any representation, warranty or covenant in this Agreement or any of the Ancillary Agreements to which it is a party and such breach is material or persistent or will or will reasonably be likely to result, individually or in the aggregate, in a materially adverse impact on any Party’s rights pursuant to the Collaboration or business of any Party, provided that if such breach is capable of remedy, such breach has not been remedied by the Defaulting Party to the reasonable satisfaction of the Helijet Parties or the Blade Parties, as applicable (the “Non-Defaulting Party”) within fifteen (15) Business Days of that Non-Defaulting Party providing written notice to the Defaulting Party requiring such remedy; or

(iii)	with respect to a Helijet Party, it loses the ability to operate Exclusive Air Transportation Services from any of the Existing Controlled Heliports, except if such loss of ability primarily results from an Event of Force Majeure;

(iv)	an Order of a tribunal of competent jurisdiction is entered adjudging such Party bankrupt or insolvent, there is a properly filed petition seeking the winding up of such Party under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or analogous laws or issuing sequestration or process of execution against any part of the assets of such Party, or ordering the winding up and liquidation of any of the Party’s business, as the case may be;

(v)	it becomes insolvent, makes an assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada), or seeks relief from creditors under the Companies’ Creditors Arrangement Act (Canada) or such similar legislation;

(vi)	a receiver, liquidator, trustee or other person or officer with like powers is appointed with respect to, or an encumbrancer shall take possession of, or any material portion of the properties or assets of such Party;

(vii)	it undergoes a Change of Control in contravention of Section 8.9;

(b)	If a Termination Event occurs and the Defaulting Party is one or both of the Helijet Parties, the Blade Parties may terminate this Agreement and the Aircraft Operator Agreement, effective immediately upon the delivery of written notice to the Helijet Parties, and upon such termination:

(i)	The Helijet Parties shall jointly and severally, pay the following amounts (“Termination Damages”) in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties in a notice to the Helijet Parties:

(A)	If the termination of this Agreement occurs on or before the date that is [*****] after the Effective Date: [*****];

(B)	If the termination of this Agreement occurs the date that is after [*****] after the Effective Date and on or before the date that is [*****] after the Effective Date: [*****];

(C)	If the termination of this Agreement occurs on the date that is after [*****] after the Effective Date and on or before the date that is [*****] after the Effective Date: [*****];

(D)	If the termination of this Agreement occurs on the date that is after [*****] after the Effective Date and on or before [*****] after the Effective Date: [*****];

(E)	If the termination of this Agreement occurs on the date that is after [*****] after the Effective Date and on or before [*****] after the Effective Date: [*****].

The Parties intend that Termination Damages constitute compensation, and not a penalty. The Parties acknowledge and agree that the harm caused to the Blade Parties by a Termination Event for which any of the Helijet Parties are the Defaulting Party would be impossible or very difficult to accurately estimate as of the Effective Date, and that Termination Damages are a reasonable estimate of the anticipated or actual harm that might arise from a Termination Event.

(ii)	The Parties shall instruct the Escrow Agent to release any remaining Escrow Funds to the Blade Parties in accordance with the Escrow Agreement;

(iii)	The legal and beneficial ownership of the Helijet Customer List and the New Customer List shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Helijet Parties to use the Helijet Customer List or New Customer List. The Helijet Parties shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the Helijet Customer List and New Customer List;

(iv)	The restrictive covenants of the Helijet Parties set forth in Section 9.1 will survive until the later of: (i) five (5) years from the Effective Date or (ii) two (2) years following the date of such termination; and

(v)	The restrictive covenants of the Blade Parties set forth in Section 9.2 will terminate immediately.

(c)	If a Termination Event occurs and the Defaulting Party is one of the Blade Parties, the Helijet Parties may terminate this Agreement and the Aircraft Operator Agreement effective immediately upon the delivery of written notice to the Blade Parties, and upon such termination:

(i)	The Parties shall instruct the Escrow Agent to release any remaining Escrow Funds to the Helijet Parties in accordance with the Escrow Agreement;

(ii)	The legal and beneficial ownership of the New Customer List shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Helijet Parties to use the New Customer List. The Helijet Parties shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

(iii)	The legal and beneficial ownership of the Helijet Customer List shall be transferred by the Blade Parties to the Helijet Parties for consideration of $1.00 and any rights afforded to the Blade Parties with respect to the Helijet Customer List pursuant to the Collaboration shall terminate on the date this Agreement is terminated. The Blade Parties agree to execute all such documentation reasonably necessary to give effect to the transfer contemplated by this Section 11.1(c)(iii);

(iv)	The restrictive covenants of the Blade Parties set forth in Section 9.2 will survive until the later of: (i) five (5) years from the Effective Date or (ii) two (2) years following the date of such termination; and

(v)	The restrictive covenants of the Helijet Parties set forth in Section 9.1 will terminate immediately.

11.2	Termination for an Event of Force Majeure

If an Event of Force Majeure prevents one or both of the Helijet Parties or one or both of the Blade Parties, as the case may be, (the “Affected Party”) from performing any or all of its obligations under this Agreement or the Ancillary Agreements to which it is a party in any material respect for a period of more than three (3) months, and the Parties, acting in good faith, are unable to mutually agree upon commercially reasonable alternatives by which the Affected Party can reasonably fulfill such obligations, then the Helijet Parties (if the Affected Party is one or both of the Blade Parties) or the Blade Parties (if the Affected Party is one or both of the Helijet Parties) (the “Non-Affected Party”) may terminate this Agreement and the Aircraft Operator Agreement effective immediately upon the delivery of written notice to the Affected Party, and upon such termination:

(a)	If the Affected Party is one or both of the Helijet Parties, the Helijet Parties shall, jointly and severally, pay Termination Damages, if any, in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties in a notice to the Helijet Parties. For the avoidance of doubt, if the Affected Party is one or both of the Blade Parties, the Blade Parties shall not be entitled to any Termination Damages.

(b)	The Parties shall instruct the Escrow Agent to release any remaining Escrow Funds to the Helijet Parties in accordance with the Escrow Agreement;

(c)	The legal and beneficial ownership of the New Customer List shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Helijet Parties to use the New Customer List. The Helijet Parties shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

(d)	The legal and beneficial ownership of the Helijet Customer List shall be transferred by the Blade Parties to the Helijet Parties for consideration of $1.00 and any rights afforded to the Blade Parties with respect to the Helijet Customer List pursuant to the Collaboration shall terminate. The Blade Parties agree to execute all such documentation reasonably necessary to give effect to the transfer contemplated by this Section 11.2(d);

(e)	The restrictive covenants of the Helijet Parties set forth in Section 9.1 and the Blade Parties set forth in Section 9.2 will terminate immediately.

11.3	Termination by Mutual Agreement and/or Expiration Due to Non-Renewal

If this Agreement is terminated by mutual agreement between the Parties or expires as a result of Blade giving written notice to the other Parties of its intention not to renew this Agreement pursuant to Section 2.1(b), then upon such termination or expiration:

(a)	The Parties shall instruct the Escrow Agent to release any remaining Escrow Funds to the Helijet Parties in accordance with the Escrow Agreement;

(b)	The legal and beneficial ownership of the New Customer List shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Helijet Parties to use the New Customer List. The Helijet Parties shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

(c)	The legal and beneficial ownership of the Helijet Customer List shall be transferred by the Blade Parties to Helijet for consideration of [*****] and any rights afforded to the Blade Parties with respect to the Helijet Customer List pursuant to the Collaboration shall terminate. The Blade Parties agree to execute all such documentation reasonably necessary to give effect to the transfer contemplated by this Section 11.3(c); and

(d)	The restrictive covenants of the Helijet Parties in Section 9.1 and the Blade Parties in Section 9.2 will terminate immediately.

11.4	Remedies

(a)	The rights and remedies of any Party under this Agreement, the Ancillary Agreements and any other documents involving any of the Blade Parties and any of the Helijet Parties are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law or by equity. Any single or partial exercise by a Party of any right or remedy pursuant to Section 11.1, Section 11.2 or Section 11.3 shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy to which the Non-Defaulting Party may be lawfully entitled to. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Losses to the extent such Losses have already been indemnified or reimbursed under any other provision of this Agreement.

(b)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

11.5	Intellectual Property

The Parties shall take all necessary steps to protect the Intellectual Property of the other Party and any other of its proprietary marks, and upon written request by the other Party, immediately discontinue use of such Party’s Intellectual Property and cease displaying or using them whether in writing or in advertising in connection with the Collaboration or otherwise.

11.6	Survival

Unless otherwise set forth herein, if this Agreement terminates or expires, the Aircraft Operator Agreement will immediately and automatically terminate or expire, as the case may be, and all obligations of the Parties under this Agreement and the Aircraft Operator Agreement will immediately and automatically be terminated, except that each Party’s obligations under, ARTICLE 10, ARTICLE 11, ARTICLE 12 and ARTICLE 13, the Assignment and Bill of Sale, Escrow Agreement, the Confidentiality Agreement and any other provisions specified to survive termination under this Agreement or the Aircraft Operator Agreement will survive.

ARTICLE 12
DISPUTE RESOLUTION

12.1	Negotiation and Resolution

If any dispute arises between the Blade Parties and the Helijet Parties arising out of this Agreement, the Aircraft Operator Agreement or the Collaboration generally, then:

(a)	the Party(ies) initiating this dispute process shall notify the other Party(ies) as soon as reasonably practicable in the circumstances, but in no event later than ten (10) Business Days from the date such dispute arises, with such notification to set out in writing a reasonably-detailed description of the dispute and a concise statement of the facts supporting it (in this Section 12.1 (the “Initiating Document”);

(b)	the other Party(ies) shall notify the initiating Party(ies) as soon as reasonably practicable in the circumstances, but in no event later than five (5) Business Days from the date of delivery of the Initiating Document, with such notification to set out in writing its reasonably-detailed response to the dispute, its position in respect of the dispute and a concise statement of the facts supporting it;

(c)	each Party shall designate a person with sufficient authority to resolve the dispute for the purposes of negotiating and resolving the dispute; and

(d)	such designees shall attempt to resolve the dispute through good-faith, responsive, timely and active negotiations.

12.2	Arbitration

If such dispute remains unresolved twenty (20) Business Days after the date of delivery of the Initiating Document and a Party wishes to further pursue it, then, by way of written notice of any Party to the others, such dispute must be submitted to final, binding arbitration in accordance with the following provisions:

(a)	the arbitration will be conducted in the English language in Vancouver, British Columbia, under the International Commercial Arbitration Rules of Procedure (as amended January 1, 2000) and the International Commercial Arbitration Act (British Columbia). The appointing authority shall be the Vancouver International Arbitration Centre;

(b)	the arbitration will be conducted by a single arbitrator appointed by the appointing authority unless the Parties agree otherwise in writing;

(c)	each Party shall bear its own costs incurred in such arbitration and the Parties shall equally defray the fees and costs of the arbitrator and/or the appointing authority; and

(d)	the arbitration will be private and confidential, and the arbitrator shall have the ability to award costs in its final and binding decision.

12.3	Applicability

Notwithstanding the foregoing:

(a)	except as otherwise provided in this Agreement, the arbitration procedures set out in Section 12.2 will not mandatorily apply to any dispute that affects any Party's right, title or interest in or to Confidential Information or the Intellectual Property, for which the pursuing Party(ies) may seek redress from the judicial system; and

(b)	nothing in this Section 12 shall prevent any Party from seeking injunctive relief or specific performance in accordance with the terms of this Agreement or recourse under the indemnity provisions of ARTICLE 10.

ARTICLE 13
Miscellaneous Provisions

13.1	No Assumption of Liability

Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreements, the Blade Parties shall not be deemed to have assumed or agreed to pay, discharge or perform any Liabilities of the Helijet Parties or any other Person, including, without limitation, any Liability of the Helijet Parties arising from claims in connection with any service performed by the Helijet Parties for any Person, whether before, on, or after the Effective Date.

13.2	Representatives

Notwithstanding anything to the contrary in this Agreement, all employees and contractors of each Party shall remain and shall be deemed to be for all purposes, including all compensation and employee benefits purposes, employees and contractors of said Party (or independent contractors thereof), and shall not be considered for any purpose an employee or contractor of any other Party or any of their Affiliates.

13.3	Publicity

The Helijet Parties and the Blade Parties agree that, on and at all times after the Effective Date: (a) no press release, public announcement or other publicity concerning any of the transactions contemplated hereby or pursuant to the Ancillary Agreements shall be issued or otherwise disseminated by any of them or on its behalf without the other Party’s prior written consent, which may be withheld in its sole discretion, acting reasonably, and (b) shall continue to keep the terms of this Agreement and the Ancillary Agreements and the existence of the transactions contemplated hereby strictly confidential and shall not disclose the terms of this Agreement and the existence of the transactions contemplated hereby to any Person without the prior written consent of the other Party, in each case, except to the extent such terms may be required to be disclosed (i) to the Helijet Parties’ or the Blade Parties’ professional advisors (e.g.,, attorneys, accountants, financial advisors) on the provision that the Helijet Parties or the Blade Parties, as the case may be, shall place their professional advisors under similar confidentiality obligations as required pursuant to the Confidentiality Agreement and (ii) by Applicable Laws, including any laws or regulations of the United States Securities and Exchange Commission or any applicable stock exchange.

13.4	Entire Agreement

This Agreement, together with the Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including, without limitation that certain letter agreement dated March 15, 2021 and entered into by Blade and Helijet as amended by that certain letter agreement dated September 2, 2021 and entered into by Blade and Helijet.

13.5	Notices

(a)	All notices, requests, claims, demands and other communications provided under this Agreement and the Aircraft Operator Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery in person; (ii) on the first Business Day following the day on which the same has been sent (charges prepaid) by reputable national overnight air courier service for next-day delivery; or (iii) on the date of transmission by e-mail communication (in .pdf format) if transmitted prior to 5:00 p.m. (Vancouver time) on a Business Day (and otherwise on the first Business Day following such date), in each case to the other Parties at the address or e-mail address, as applicable, as follows:

(i)	if to either or both of the Blade Parties, to:

Blade Urban Air Mobility, Inc.

31 Hudson Yards, 11th floor

New York, NY 10001

Attn: Melissa Tomkiel, President
Email: melissa@blade.com

with a copy (which shall not constitute notice to the Blade Parties) to:

Dentons Canada LLP
20th Floor, 250 Howe Street

Vancouver, BC

Canada V6C 3R8

Attn: Robert W. Quon
Email: robert.quon@dentons.com

(ii)	if to either or both of the Helijet Parties, to:

Helijet International, Inc.

5911 Airport Road South

Richmond, BC

Canada V7B 1B5

Attn: Daniel Sitnam
Email: dsitnam@helijet.com

with a copy (which shall not constitute notice to the Helijet Parties) to:

McMillan LLP

1500-1055 W. Georgia St.

Vancouver, BC, V6E 4N7

Attn: Joanna Dawson
Email: joanna.dawson@mcmillan.ca

or to such other address or e-mail address, as applicable, as the Party to whom notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

13.6	Governing Law

(a)	This Agreement, the rights of the Parties hereunder and any Action in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (whether at law or in equity, and whether sounding in contract or in tort or otherwise) will be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to any choice of law or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Province of British Columbia.

(b)	The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any Actions, suits or proceedings arising out of or relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and further agree that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 13.5 shall be effective service of process for any Action, suit or proceeding brought against any of the Parties in any such court.

13.7	Events of Force Majeure

Subject to Article 10 and Section 11.2, the Affected Party shall not be considered to be in default or breach of this Agreement, or the Ancillary Agreements to which it is a party, and shall be excused from performance or liability for damages to the other Non-Affected Party, if and to the extent it is delayed in or prevented from performing or carrying out any of its obligations under this Agreement or the Ancillary Agreements arising out of or from any Event of Force Majeure, provided that the Affected Party shall notify the Non-Affected Party in writing as soon as reasonably practicable specifying the cause of the Event of Force Majeure, its rights and obligations that are affected by the Event of Force Majeure, and a good faith estimate of the time required to restore full performance of its obligations. The Affected Party shall not be entitled to suspend performance of its obligations in any greater scope or for any longer duration than is required by the Event of Force Majeure. The Affected Party shall use best efforts to mitigate the effects of an Event of Force Majeure, remedy its inability to perform, and resume full performance of its obligations under this Agreement or the Ancillary Agreements.

13.8	Independent Counsel for Helijet and PHS

Helijet and PHS both acknowledge they have obtained independent legal advice from their respective solicitor, or have been given the opportunity to obtain independent legal advice and declined to seek independent legal advice despite having been given the opportunity to do so, and Helijet and PHS further acknowledge and agree that each of them understands the terms, and its rights and obligations under this Agreement and the Ancillary Agreements.

13.9	Fees and Expenses

Except as otherwise set forth in this Agreement, all fees and expenses incurred by a Party in connection with this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and disbursements of Representatives shall borne by that Party.

13.10	Partnership

Nothing in this Agreement shall create, or be deemed to create a partnership, joint venture or other relationship between the Parties other than the contractual relationship expressly provided for in this Agreement.

13.11	Third Parties

This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Blade Indemnitees and the Helijet Indemnitees, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any Action, suit, proceeding, hearing or other forum.

13.12	Severability

Whenever possible, each provision of this Agreement and the Ancillary Agreements will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any term or other provision of this Agreement or the Ancillary Agreements is held to be invalid, illegal or unenforceable under Applicable Laws, all other provisions of this Agreement and the Ancillary Agreements shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and thereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement or the Ancillary Agreements is invalid, illegal or unenforceable under Applicable Laws, the Parties shall negotiate in good faith to modify this Agreement and the Ancillary Agreements so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

13.13	Amendment

Subject to Applicable Laws, this Agreement may be amended or modified only by written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in this Section 13.13 and any purported amendment by any Party effected in a manner which does not comply with this Section 13.13 shall be null and void.

13.14	Waiver of Rights

Any waiver of any of the provisions of this Agreement or any of the Ancillary Agreements will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement or any of the Ancillary Agreements will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement or any of the Ancillary Agreements will constitute a waiver of any other provision (whether or not similar).

13.15	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. No Party will be bound to this Agreement unless and until all Parties have executed and delivered a counterpart. Signature pages may be executed and delivered electronically using DocuSign, AdobeSign or other digital signature provider, or by wet ink signature captured on a portable document format (PDF) email attachment, and any signature pages so executed and delivered will be valid, binding and enforceable for all purposes.

13.16	Further Assurances

During the Term, each Party shall execute and deliver such documents and take such other actions as the other Parties reasonably request to fully consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

13.17	Time is of the Essence

Time is of the essence in this Agreement and the Ancillary Agreements. Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Vancouver time) on the next succeeding Business Day.

13.18	Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

[Remainder of page left blank. Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be signed effective as of the date first above written by their duly authorized agents.

HELIJET:		PHS:

Helijet International, Inc.		Pacific Heliport Services Ltd.
a Canada corporation		a British Columbia corporation

By:	/s/ Daniel Sitnam	By:	/s/ Daniel Sitnam

Name:	Mr. Daniel Sitnam	Name:	Mr. Daniel Sitnam

Title:	President & CEO	Title:	President & CEO

Address:	5911 Airport Road South,	Address:	5911 Airport Road South,
	Richmond, BC Canada V7B1B5		Richmond, BC Canada V7B1B5

Email:	dsitnam@helijet.com	Email:	dsitnam@helijet.com

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be signed effective as of the date first above written by their duly authorized agents.

BLADE:		BLADE SUB:

Blade Urban Air Mobility, Inc.		Blade Urban Air Mobility (Canada), Inc.
a Delaware corporation		a British Columbia corporation

By:	/s/ Melissa Tomkiel	By:	/s/ Melissa Tomkiel

Name:	Melissa Tomkiel	Name:	Melissa Tomkiel

Title:	President	Title:	President

Address:	31 Hudson Yards, 11th Floor	Address:	31 Hudson Yards, 11th Floor
	New York, NY 10001		New York, NY 10001

Email:	melissa@blade.com	Email:	melissa@blade.com

EXHIBIT B

Aircraft Operator Agreement

This Aircraft Operator Agreement (the “Agreement”) entered into on November  30, 2021 (the “Effective Date”) by and between BLADE Urban Air Mobility, Inc., a Delaware corporation located at 499 E. 34th Street, New York, NY 10016 (“Blade”), Blade Urban Air Mobility (Canada), Inc., a company formed under the laws of British Columbia, Canada located at 20th Floor, 250 Howe Street, Vancouver, BC V6C 3R8 (“Blade Sub” and collectively with Blade , the “Blade Parties”), Helijet International, Inc., a Canadian corporation located at 5911 Airport Road, South, Richmond, B.C. Canada V7B 1B5 (“Helijet”) and Pacific Heliport Services Ltd., a corporation formed under the laws of British Columbia, Canada (“PHS” and collectively with Helijet, the “Helijet Parties”). Each of Blade, Blade Sub, Helijet and PHS may be referred to herein as a “Party” and collectively, the “Parties”.

Recitals

WHEREAS, pursuant to that certain Exclusive Rights Purchase Agreement dated November 30, 2021 entered into between the Parties (the “Exclusive Rights Purchase Agreement”), the Parties wish to enter into this Agreement on the following terms and conditions.

NOW, THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. All capitalized terms used in this Agreement shall have the meanings ascribed to them in the Exclusive Rights Purchase Agreement, except for terms that are otherwise defined in this Agreement. In the event of any inconsistency between any meaning ascribed in the Exclusive Rights Purchase Agreement and in this Agreement, the meaning in this Agreement shall govern in the case of any inconsistency only.

2.	Descriptions and Specification of Services.

a.	Blade Flights. Each flight operated by Helijet on behalf of the Blade Parties pursuant to this Agreement will be referred to as a “Blade Flight” and collectively the “Blade Flights.” Helijet shall provide and operate Exclusive Air Transportation Services on behalf of the Blade Parties for the Blade Flights set forth in the Blade Flight Schedule (as defined below) (each, a “Blade Scheduled Flight,” and collectively, the “Blade Scheduled Flights”) or as requested by the Blade Parties on an ad hoc or charter basis (each a “Blade Charter Flight,” and collectively, the “Blade Charter Flights”), provided that the Blade Parties give Helijet notice of no fewer than 48 hours prior to the departure time of the requested Blade Charter Flight and all of the Dedicated Aircraft (as defined below) are not already being used for other Blade Flights during the time of the requested Blade Charter Flight, provided further that Helijet shall use commercially reasonable efforts to accommodate any Blade Charter Flights requested by the Blade Parties within 48 hours prior to its departure. Helijet shall operate the Blade Flights in accordance with Applicable Laws and the rules of the Canadian Transportation Agency (“CTA”) and Transport Canada Rotary Wing Operator Certificate 6161. The Blade Parties will market and sell the Blade Flights, both on a fully chartered and by-the-seat basis, to the public in accordance with all Applicable Laws.

b.	Key Routes. The origin and destination points set forth on Schedule A, attached hereto (the “Contract Period Key Terms Schedule”) as may be amended from time to time in writing signed by the Parties, will be referred to as the “Key Routes.”

c.	Branding.

i.	Throughout the Term, as mutually agreed to by the Blade Parties and Helijet, Helijet shall affix the brand decals of Helijet and/or the Blade Parties to the Dedicated Aircraft in compliance with Transport Canada regulatory protocols and Applicable Laws. The location, design and application of the decals on the Dedicated Aircraft shall be mutually agreed upon by the Parties.

ii.	The Blade Parties shall be responsible for the cost of printing, affixing and removing the Blade Parties’ decals to a number of Aircraft equal to the amount of Dedicated Aircraft, provided that Helijet shall be responsible for the cost of printing, affixing and removing any of the Blade Parties’ decals to any Aircraft in excess of the amount of Dedicated Aircraft, as well as the costs of any replacement and repair of any such decals due to removal of the decals that is not requested by the Blade Parties or damage resulting from the acts or omissions of Helijet or its Affiliates. Notwithstanding anything to the contrary, Helijet shall remove all markings containing the Blade Parties’ brand at Helijet’s sole expense at the end of the Term.

iii.	Helijet will not impede or hamper in any way such marketing efforts to the extent that these efforts do not interfere with the operational control of the Dedicated Aircraft and Applicable Laws.

d.	Staffing. Helijet shall employ staff, including pilots, tarmac, operational and maintenance staff, in a manner sufficient to satisfy its obligations under this Agreement, the Exclusive Rights Purchase Agreement and the Ancillary Agreements. The Parties shall comply with all local employment laws and similar Applicable Laws, including pilot duty time limitations, in the performance of their respective obligations under this Agreement.

e.	Controlled Heliports. At Helijet’s sole cost and expense, except as otherwise set forth in this Agreement, the Exclusive Rights Purchase Agreement or the Transition Plan, Helijet shall make the Controlled Heliports available to the Blade Parties for Blade Flights.

3.	Pricing, Rates and Fees.

a.	Rates. The hourly rates for Blade Flights (the “Rates”) will be mutually agreed upon by the Blade Parties and Helijet and set forth in each Contract Period Key Terms Schedule. Unless otherwise set forth in this Agreement or mutually agreed upon by the Blade Parties and Helijet in writing, the Rates are inclusive of all fueling, staffing, insurance, maintenance, surcharges, and any other applicable fees, provided that the Rates and associated costs may be adjusted from time to time upon the mutual agreement of the Parties.

b.	Flight Times. Notwithstanding the actual flight times for Blade Flights, if applicable, the flight times set forth on the Contract Period Key Terms Schedule (the “Key Route Flight Times”) will apply to Blade Flights, provided that the Key Route Flight Times may be adjusted from time to time upon the mutual agreement of the Parties. If any Applicable Laws materially impact the accuracy or applicability of the Key Route Flight Times, the Parties shall negotiate in good faith to modify the Key Route Flight Times. If a Blade Flight does not have a Key Route Flight Time, the Blade Parties and Helijet shall agree upon the flight hours to be charged by Helijet for such Blade Flight (together with the Key Route Flight Times, the “Agreed Upon Flight Times”) prior to the scheduling and confirmation of such Blade Flight.

c.	Landing Fees. Unless otherwise set forth in the Contract Period Key Terms Schedule, the Blade Parties shall reimburse Helijet for any landing fees incurred by Helijet when operating Blade Flights arriving at or departing from points other than the Controlled Heliports in an amount equal to the landing fees assessed to and paid by Helijet, provided such landing fees are set forth in a Weekly Invoice (as defined below). For the avoidance of doubt, the Blade Parties will not be liable for any landing fees for Blade Flights arriving at or departing from the Controlled Heliports, and such landing fees, if any, shall be the responsibility of the Helijet Parties.

d.	Government Fees and Taxes. Except for fees and expenses payable by Helijet pursuant to Section 9.a.vii, the Blade Parties shall be responsible for and shall remit all applicable air transportation excise taxes, segment-fee taxes, passenger facility charges, and any other fees, taxes or assessments of any other jurisdiction, whether foreign or domestic, together with all fines, interest, and penalties on, in respect of, in lieu of or for non-collection or non-payment of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges (unless such fines, interest, and penalties are a result of Helijet’s or PHS’ acts or omissions), that are payable to a Government Entity in relation to the performance of any Blade Flights operated pursuant to this Agreement.

e.	Interpretation. Unless otherwise stated, all dollar amounts in this Agreement, including the symbol “$,” refer to Canadian currency.

4.	Blade Flight Schedule; Dedicated Aircraft; Replacement Aircraft.

a.	Blade Flight Schedule. At least one (1) month prior to the start of each calendar quarter during the Term (provided that the first calendar quarter shall be deemed to commence on the Effective Date and end on March 31, 2021), the Parties will mutually agree in writing on a commercially reasonable operating flight schedule for Blade Scheduled Flights (the “Blade Flight Schedule”) to take place in such calendar quarter, which will be based in part on Helijet’s historical demand. The Parties may mutually agree to modify the Blade Flight Schedule and the time period to which each Blade Flight Schedule covers. Helijet shall operate the Blade Scheduled Flights, unless otherwise agreed between the Parties. Helijet shall use reasonable best efforts to: (i) accommodate any changes to the Blade Flight Schedule requested by Blade; and (ii) schedule routine maintenance on the Dedicated Aircraft (as defined below) in a manner that will avoid the unavailability of Dedicated Aircraft necessary to service the Blade Flight Schedule.

b.	Dedicated Aircraft. The Blade Parties and Helijet will mutually agree on the amount of Aircraft necessary to service the Scheduled Blade Flights (the “Dedicated Aircraft”) and such amount of Aircraft will be set forth on each Blade Flight Schedule. Throughout the Term, Helijet shall make available the Dedicated Aircraft for Blade Scheduled Flights, subject to an Event of Force Majeure.

c.	Replacement Aircraft.

i.	If any of the Dedicated Aircraft are not available for a Blade Scheduled Flight due to mechanical issues or other circumstances outside of the Blade Parties’ control (except due to an Event of Force Majeure), at Helijet’s sole cost and expense, Helijet will provide the Blade Parties with an Aircraft of similar specifications and seating capacity (the “Helijet Replacement Aircraft”) in replacement of the Dedicated Aircraft. Notwithstanding anything to the contrary in this Agreement, the Exclusive Rights Purchase Agreement or any of the Ancillary Agreements, if Helijet is unable to provide a Helijet Replacement Aircraft for a Blade Flight from its own fleet of Aircraft, Helijet shall use reasonable best efforts to contract with a third party Canadian licensed air operator to provide aircraft for such Blade Flight (together with the Helijet Replacement Aircraft, the “Replacement Aircraft”), which will not constitute a breach of any exclusivity or similar provisions contained in this Agreement, the Exclusive Rights Purchase Agreement or any of the Ancillary Agreements.

ii.	Unless otherwise mutually agreed to, in no event will the rates or pricing for any Replacement Aircraft be more than those set forth in this Agreement for the Dedicated Aircraft that the Replacement Aircraft is replacing.

5.	Term; Termination; Contract Periods; End of Term Rate Adjustments.

a.	Term; Termination. This Agreement will be in effect for a period beginning on the Effective Date and continue in effect until the Exclusive Rights Purchase Agreement is terminated or expires in accordance with its terms (the “Term”) and will automatically terminate upon any termination or expiration of the Exclusive Rights Purchase Agreement in accordance with its terms.

b.	Contract Periods. Each calendar year period during the Term will be referred to as a “Contract Period”, provided that the first Contract Period will be deemed to commence on the Effective Date and end on December 31, 2022. At least [*] calendar months prior to each Contract Period (or as otherwise mutually agreed to by the Parties) (the “Negotiation Period”), the Parties shall begin to negotiate in good faith to determine the Dedicated Aircraft, Rates, Key Routes, Key Route Flight Times, and other key commercial terms (collectively, the “Contract Period Key Terms”) to apply to such Contract Period. If the Parties do not mutually agree to such terms in writing prior to the start of a Contract Period, the Contract Period Key Terms from the previous Contract Period will govern such Contract Period.

c.	End of Term Rate Adjustments. If, during the Negotiation Period immediately preceding expiration of the Initial Term or the then current Renewal Term, as applicable, Helijet, acting reasonably and in good faith, determines that the Rates proposed to apply during the Contract Period immediately following the Initial Term or a Renewal Term, as applicable, would reasonably be likely to cause Helijet to be unprofitable, solely as it pertains to the operation of the Blade Flights and as a result of an increase in Helijet's fixed and direct operating costs associated with operation of the Blade Flights (such as fuel, insurance and maintenance of the Dedicated Aircraft), Helijet shall provide Blade with reasonably sufficient documentation detailing such expected unprofitability and increased fixed and direct operating costs and the Parties shall negotiate in good faith on the Rates to apply for such Contract Period, taking into consideration any documentation provided by Helijet and the Total Consideration. In any such negotiation, the Parties agree that the Rates are intended to allow Helijet a reasonable opportunity to fully recover its fixed and direct operating costs associated with the operation of the Blade Flights and provide the Parties with reasonably similar profitability to that enjoyed by the Parties under this Agreement during the Initial Term or the then current Renewal Term, as applicable.

6.	Deposits.

a.	Prior to each calendar month during the Term, the Blade Parties shall pay Helijet a deposit in an amount equal to [*] of the expected costs of Blade Scheduled Flights set forth on the Blade Flight Schedule for such calendar month, less any remainder of any previous unapplied deposits at the time of such payment (each payment, a “Deposit” and collectively, the “Deposits”).

b.	Helijet shall apply any Deposits towards each Weekly Invoice (as defined below) for the undisputed amounts set forth in each Weekly Invoice (up and until Helijet fully applies any Deposits), and the Blade Parties shall be responsible for the remaining undisputed amounts set forth in such Weekly Invoice.

c.	Any unapplied remainder of the Deposits retained by Operator at the conclusion of the Term shall be promptly refunded to the Blade Parties within five (5) Business Days following the end of the Term.

7.	Invoices and Payment.

a.	By no later than Tuesday at 12:00 p.m. PST of every week during the Term, Helijet shall provide the Blade Parties an invoice via the Blade Parties’ reservation system, or as otherwise set forth in the Transition Plan or mutually agreed to by the Parties listing all Blade Flights performed and other amounts owed by the Blade Parties to Helijet pursuant to this Agreement during the preceding seven-day period, from the prior Tuesday up to and including all flights on Monday of that calendar week (each a “Weekly Invoice”). In each Weekly Invoice, Helijet shall include the following information associated with each Blade Flight set forth in such Weekly Invoice: Aircraft tail number, date of flight, departure time, arrival time, route, number of passengers, and Agreed Upon Flight Times. Each Weekly Invoice shall include sufficient documentation stating the Deposits applied to such Weekly Invoice and the remaining balance of the Deposits.

b.	Following the application of the Deposits in accordance with this Agreement, the Blade Parties shall pay to Helijet the remaining undisputed amounts, if any, set forth for payment on each Weekly Invoice within fifteen (15) Business Days following the Blade Parties’ receipt of such Weekly Invoice.

c.	The Blade Parties reserve the right to dispute any items on each Weekly Invoice or other amounts claimed by the Helijet Parties pursuant to this Agreement in good faith by providing specific reasons for the dispute to the Helijet Parties in writing. The Parties shall collaborate in good faith to resolve any disputes in a timely manner and any credit due to the Blade Parties as a result of the resolution of such dispute shall be offset against a future Weekly Invoice or refunded to the Blade Parties within five (5) Business Days of such resolution, in each case as directed by the Blade Parties in their sole discretion.

8.	Flight Tracking. Helijet agrees to allow the Aircraft to be tracked via Flightradar24, FlightAware and any other flight tracking service as requested by Blade.

9.	Representations and Warranties.

a.	Helijet hereby represents, warrants and agrees as follows:

i.	the Aircraft are in top working, safe and airworthy condition and in full compliance with all Applicable Laws, rules and regulations;

ii.	Helijet shall maintain the Aircraft in a fit state of repair and condition, and keep and maintain the Aircraft in that state and condition throughout the Term, except for any damages which are the fault of the Blade Parties or the Blade Parties’ passengers, so as to maintain the Aircraft’s certificate of airworthiness and to meet all specifications set out in any Transport Canada inspections and modifications report or required by Applicable Laws;

iii.	the Aircraft are capable of performing the intended use(s) as described herein;

iv.	Helijet’s pilots assigned to Blade Flights will hold a valid pilot certificate and have all required class ratings required by the applicable air authority for operation of the Aircraft;

v.	the Aircraft and Helijet’s pilots shall comply with all Applicable Laws, rules and regulations;

vi.	Helijet shall make all necessary or advisable airport and heliport arrangements for Blade Flights, including dispatch and incoming and outgoing clearances;

vii.	Unless otherwise set forth in this Agreement, the Helijet Parties shall pay all airport charges, including landing fees, overnight fees, plane parking fees and all other airport and heliport fees and expenses;

viii.	Helijet shall supply or procure all fuel, oil and other supplies required for the Aircraft; and

ix.	The Helijet Parties have the right, power and authority to enter into this Agreement and to grant the Blade Parties all rights granted pursuant to this Agreement.

b.	The Blade Parties hereby represent, warrant and agree as follows:

i.	all transportation on Helijet’s Aircraft shall be sold by the Blade Parties in compliance with all Applicable Laws and regulations, including but not limited to the CTA and any policies and directives of Transport Canada; and

ii.	the Blade Parties have the right, power and authority to enter into this Agreement and to grant the Helijet Parties all rights granted pursuant to this Agreement.

10.	Insurance. The insurance obligations of the Helijet Parties set forth in Sections 8.1(d) and Section 8.1(e) of the Exclusive Rights Purchase Agreement are hereby incorporated by reference with the same force and effect as though fully set forth herein.

11.	Indemnification. The indemnification rights and obligations of the Parties set forth in Article 10 of the Exclusive Rights Purchase Agreement are hereby incorporated by reference with the same force and effect as though fully set forth herein.

12.	Operational Control. Helijet shall retain full and complete operational control and custody of the Aircraft at all times during the term of this Agreement (as defined in the Canadian Transportation Act and/or Canadian Aviation Regulations). Accordingly, at any and all times the Aircraft are used by any Party hereunder, Helijet shall have exclusive authority over initiating, conducting, and terminating any such flight(s), and any crewmember assigned to any such flight(s) shall be under the exclusive command and control of Helijet.

13.	Blade Operator Dashboard. At a time to be mutually agreed upon by the Parties, the Blade Parties shall provide Helijet with access to the Blade Parties’ proprietary dashboard, at the Blade Parties’ sole expense. The Blade Parties will train Helijet’s scheduling and dispatching staff on how to use the operator dashboard to accept and decline Blade Flights, assign tail numbers of accepted Blade Flights, update flight status, and submit invoices. Once training is complete, Helijet shall use the operator dashboard to accept or decline all Blade Flights requested by Blade.

14.	Regulatory Compliance.

a.	The Helijet Parties shall: (a) not knowingly violate any Applicable Laws applicable to the Aircraft; and (b) procure, maintain, and comply with all Permits, licenses, and other authorizations required for any use of the Aircraft and for the proper operation, maintenance, and repair of the Aircraft. The Parties shall comply with all Applicable Laws in the performance of their respective obligations under this Agreement.

b.	Notwithstanding anything to the contrary contained herein:

i.	This Agreement is a charter contract between the Blade Parties as the public charter company and Helijet as the air carrier and evidences a binding commitment on the part of Helijet as the air carrier to furnish the air transportation required for the charter trip or trips covered by this Agreement, subject to the terms and conditions of this Agreement, the Canadian Transportation Act, the Air Passenger Protection Regulations and other CTA and/or Transport Canada rules, directives and regulations, or applicable regulations under FAA 14 CFR Part 135, and 14 CFR Part 380.

ii.	Helijet and the Blade Parties shall jointly prepare any required charter prospectus and/or tariffs and other documentation prescribed by both CTA and Transport Canada and DOT under the provisions of 14 CFR Part 380, which will then be filed by the Blade Parties. Helijet has the right but not the obligation to review the Blade Parties’ regulatory materials and filings and changes necessary to comply with the limitations of the Aircraft, the requirements of Helijet’s Transport Canada or FAA-approved operating manuals, and other applicable rules of CTA, Transport Canada, FAA and DOT.

iii.	Neither Helijet nor PHS shall cause the Blade Parties’ public charter depository bank to make disbursements or payments from deposits in the Blade Parties’ public charter depository account except in accordance with the provisions of the CTA (if any) or FAA 14 CFR Part 380.

iv.	Whenever Helijet or the commanding pilot determines in its, his, or her sole discretion, acting reasonably, that the safety of a Blade Flight or passengers may be compromised and such circumstances make it physically impossible to perform a Blade Flight, either may terminate a Blade Flight, refuse to commence a Blade Flight, proceed to any destination considered by either to be safe or advisable under the circumstances, or take any other action required for safety without liability for loss, injury, damage, or delay.

15.	Miscellaneous.

a.	Representatives. Notwithstanding anything to the contrary in this Agreement, all employees and contractors of each Party shall remain and shall be deemed to be for all purposes, including all compensation and employee benefits purposes, employees and contractors of said Party (or independent contractors thereof), and shall not be considered for any purpose an employee or contractor of any other Party or any of their Affiliates.

b.	Notices. All notices, requests, claims, demands and other communications provided under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery in person; (ii) on the first Business Day following the day on which the same has been sent (charges prepaid) by reputable national overnight air courier service for next day delivery; or (iii) on the date of transmission by e mail communication (in .pdf format) if transmitted prior to 5:00 p.m. (Vancouver time) on a Business Day (and otherwise on the first Business Day following such date), in each case to the other Parties at the address or e mail address, as applicable, as follows:

i.	if to either or both of the Blade Parties, to:

Blade Urban Air Mobility, Inc.

31 Hudson Yards, 11th floor

New York, NY 10001

Attn: Melissa Tomkiel, President
Email: melissa@blade.com

with a copy (which shall not constitute notice to the Blade Parties) to:

Dentons Canada LLP

20th Floor, 250 Howe Street

Vancouver, BC

Canada V6C 3R8

Attn: Robert W. Quon

Email: robert.quon@dentons.com

ii.	if to either or both of the Helijet Parties, to:

Helijet International, Inc.

5911 Airport Road South

Richmond, BC

Canada V7B 1B5

Attn: Danny Sitnam
Email: dsitnam@helijet.com

with a copy (which shall not constitute notice to the Helijet Parties) to:

McMillan LLP

1500-1055 W. Georgia St.

Vancouver, BC, V6E 4N7

Attn: Joanna Dawson
Email: joanna.dawson@mcmillan.ca

or to such other address or e-mail address, as applicable, as the Party to whom notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

c.	Governing Law.

i.	This Agreement, the rights of the Parties hereunder and any Action in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (whether at law or in equity, and whether sounding in contract or in tort or otherwise) will be construed, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to any choice of law or conflict of law provision or rule (whether of the Province of British Columbia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Province of British Columbia.

ii.	The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any Actions, suits or proceedings arising out of or relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and further agree that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 15.b. shall be effective service of process for any Action, suit or proceeding brought against any of the Parties in any such court.

d.	Partnership. Nothing in this Agreement shall create, or be deemed to create a partnership, joint venture or other relationship between the Parties other than the contractual relationship expressly provided for in this Agreement.

e.	Third Parties. This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Blade Indemnitees and the Helijet Indemnitees, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any Action, suit, proceeding, hearing or other forum.

f.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Laws, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and thereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Laws, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

g.	Amendment. Subject to Applicable Laws, this Agreement may be amended or modified only by written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in this Section 15.g and any purported amendment by any Party effected in a manner which does not comply with this Section 15.g shall be null and void.

h.	Waiver of Rights. Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

i.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. No Party will be bound to this Agreement unless and until all Parties have executed and delivered a counterpart. Signature pages may be executed and delivered electronically using DocuSign, AdobeSign or other digital signature provider, or by wet ink signature captured on a portable document format (PDF) email attachment, and any signature pages so executed and delivered will be valid, binding and enforceable for all purposes.

j.	Further Assurances. During the Term, each Party shall execute and deliver such documents and take such other actions as the other Parties reasonably request to fully consummate the transactions contemplated by this Agreement.

k.	Time is of the Essence. Time is of the essence in this Agreement. Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Vancouver time) on the next succeeding Business Day.

l.	Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

[Remainder of page left intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

Helijet International, Inc.		Pacific Heliport Services Ltd.

By:	/s/ Daniel Sitnam	By:	/s/ Daniel Sitnam

Name: Mr. Daniel Sitnam		Name: Mr. Daniel Sitnam
Title: President & CEO		Title: President & CEO

1

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

Blade Urban Air Mobility, Inc.		Blade Urban Air Mobility (Canada), Inc.

By:	/s/ Melissa Tomkiel	By:	/s/ Melissa Tomkiel

Name: Melissa Tomkiel		Name: Melissa Tomkiel
Title: President		Title: President

2